Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

July 9, 2012

among

WELLPOINT, INC.

WELLPOINT MERGER SUB, INC.

and

AMERIGROUP CORPORATION

i

INDEX OF DEFINED TERMS

Defined Term	Location of Definition

Affiliate	Section 8.14(a)
Agreement	Preamble
Alternative Transaction	Section 8.14(b)
Antitrust Authorities	Section 8.14(c)
Antitrust Law	Section 8.14(d)
Applicable SAP	Section 8.14(e)
Blue Sky Laws	Section 3.1(b)(iii)
Board of Directors	Section 8.14(f)
Book-Entry Shares	Section 1.10
Burdensome Term or Condition	Section 5.3(c)
Business Combination Transaction	Section 8.14(b)
Business Day	Section 8.14(g)
Certificate of Merger	Section 1.3
Change in Company Recommendation	Section 5.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
CMS	Section 5.3(f)
Code	Section 2.8
Commitment Letter	Section 3.1(f)(ii)
Company	Preamble
Company Certificates	Section 1.10
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.2
Company ERISA Plans	Section 3.2(w)(ii)
Company ESPP	Section 4.1(b)(ii)
Company Financial Advisors	Section 3.2(h)
Company Financial Statements	Section 3.2(d)(i)
Company Material Contracts	Section 3.2(v)
Company Pension Plan	Section 3.2(w)(ii)
Company Permits	Section 3.2(i)(ii)
Company Plans	Section 3.2(w)(i)
Company Recommendation	Section 5.1(b)
Company Regulated Subsidiary	Section 8.14(h)
Company Regulatory Filings	Section 3.2(i)(ii)
Company SEC Reports	Section 3.2(d)(i)
Company State Agency Filings	Section 3.2(o)
Company Stock Options	Section 1.11(a)
Company Stock Plan	Section 1.11(a)
Company Stockholders Meeting	Section 5.1(b)
Company Treasury Shares	Section 1.8(a)
Confidentiality Agreement	Section 5.2(a)
Consents	Section 8.14(i)
Continuing Employees	Section 5.5(a)

Contract	Section 8.14(j)
Converted Option	Section 1.11(b)
Converted Other Stock Award	Section 1.11(e)
DGCL	Section 1.1
Dissenting Shares	Section 1.9
Dissenting Stockholder	Section 1.9
DOJ	Section 5.3(f)
Effective Time	Section 1.3
Environmental Laws	Section 3.2(t)(ii)
Environmental Permits	Section 3.2(t)(ii)
Equity Exchange Ratio	Section 1.11(b)
ERISA	Section 3.2(w)(i)
Exchange Act	Section 1.11(h)
Exchange Fund	Section 2.1
Excluded Party	Section 7.3(b)
Excluded Period	Section 7.3(b)
Existing Credit Agreement	Section 5.14(e)
Filing	Section 8.14(k)
Financing	Section 3.1(f)(ii)
Financing Parties	Section 5.14(c)
FTC	Section 5.3(f)
GAAP	Section 3.2(d)(i)
good standing	Section 8.14(l)
Governmental Entity	Section 3.1(b)(iii)
Hazardous Materials	Section 3.2(t)(ii)
Health Care Laws	Section 8.14(m)
Healthcare Regulatory Approvals	Section 3.1(b)(iii)
HSR Act	Section 3.1(b)(iii)
Indemnified Person	Section 5.6(a)
Indenture	Section 4.1(b)(xiv)
independent contractors	Section 3.2(w)(i)
Initial Outside Date	Section 7.1(b)
Intellectual Property	Section 3.2(u)(ii)
Internal Revenue Service	Section 3.2(w)(i)
IP Licenses	Section 3.2(u)(iv)
Knowledge	Section 8.14(n)
Law	Section 8.14(o)
Liens	Section 8.14(p)
Material Adverse Effect	Section 8.14(q)
Medicare Program Laws	Section 8.14(r)
Merger	Recitals
Merger Consideration	Section 1.8(b)
Merger Sub	Preamble
New Company Plans	Section 5.5(b)
NYSE	Section 1.11(b)
Offering Proceed	Section 5.14(a)

Order	Section 8.14(t)
Other Stock Awards	Section 1.11(c)
Outside Date	Section 7.1(b)
Paying Agent	Section 1.10
Permitted Liens	Section 8.14(v)
Person	Section 8.14(w)
Privacy Laws	Section 3.2(r)(i)
Privacy Policy	Section 3.2(u)(viii)
Program	Section 8.14(x)
Providers	Section 8.14(y)
Proxy Statement	Section 3.1(c)(i)
Purchaser	Preamble
Purchaser Common Stock	Section 1.8(a)
Purchaser Disclosure Schedule	Section 3.1
Purchaser Regulatory Material Adverse Effect	Section 5.3(c)
Purchaser SEC Reports	Section 3.1
Release	Section 3.2(t)(ii)
Reporting Tail Endorsement	Section 5.6(b)
Representatives	Section 3.1(i)(i)
Required Company Vote	Section 3.2(g)
Sarbanes-Oxley Act	Section 3.2(n)(i)
Sebelius Decision	Section 8.14(q)
SEC	Section 8.14(z)
Securities Act	Section 3.2(d)(i)
Subsidiary	Section 8.14(aa)
Substitute Financing	Section 5.14(a)
Superior Proposal	Section 8.14(bb)
Surviving Corporation	Section 1.1
Tax	Section 8.14(cc)
Tax Return	Section 8.14(cc)
Taxes	Section 8.14(cc)
Termination Fee	Section 7.3(b)
the other party	Section 8.14(u)
Third Party	Section 8.14(b)
Transition Team	Section 5.9
Treasury Regulations	Section 2.8
Violation	Section 3.1(b)(ii)
WARN	Section 3.2(x)

v

AGREEMENT AND PLAN OF MERGER, dated as of July 9, 2012 (this “Agreement”), among WELLPOINT, INC., an Indiana corporation (“Purchaser”), WELLPOINT MERGER SUB, INC., a Delaware corporation and an indirect wholly owned Subsidiary (as defined in Section 8.14(aa)) of Purchaser (“Merger Sub”), and AMERIGROUP CORPORATION, a Delaware corporation (“Company”).

WITNESSETH:

WHEREAS, the respective Boards of Directors (as defined in Section 8.14(f)) of Purchaser and Company deem it advisable and in the best interests of each corporation and its shareholders and stockholders, respectively, that Purchaser and Company engage in a business combination;

WHEREAS, the combination of Purchaser and Company shall be effected by the terms of this Agreement through a merger as outlined below;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Purchaser, Merger Sub and Company have adopted or approved this Agreement, pursuant to which Merger Sub will be merged with and into Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with each share of common stock, $0.01 par value, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than (a) Company Treasury Shares (as defined in Section 1.8(b)), (b) shares of Company Common Stock owned by Purchaser or Merger Sub, (c) shares of Company Common Stock owned by any Subsidiary of either Company or Purchaser (other than Merger Sub) and (d) Dissenting Shares (as defined in Section 1.9)) being converted into the right to receive $92.00 in cash, without interest;

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of James G. Carlson, James W. Truess and Richard C. Zoretic has executed and delivered an employment agreement with Purchaser; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged with and into Company at the Effective Time. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2 Closing. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) will take place on the Business Day (as defined in Section 8.14(g)) after the satisfaction or waiver (subject to applicable Law (as defined in Section 8.14(o))) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date (as defined below), which shall be required to be so satisfied or waived (subject to applicable Law) on the Closing Date) unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Linklaters LLP, 1345 Avenue of the Americas, New York, New York, unless another place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. At the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent time as Purchaser and Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation. Subject to Section 5.6, at the Effective Time, the certificate of incorporation of Company shall be amended and restated in its entirety as set forth in Exhibit A attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided by the DGCL or therein.

Section 1.6 Bylaws. Subject to Section 5.6, at the Effective Time the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, until thereafter changed or amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 1.7 Directors and Officers of Surviving Corporation. The directors of Merger Sub as of the Effective Time shall serve as directors of the Surviving Corporation until the earliest of their death, resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected or appointed and qualified. The persons designated by the Board of Directors of Merger Sub prior to the Effective Time shall serve as the officers of the Surviving Corporation, until the earliest of their death, resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected or appointed and qualified.

Section 1.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Company, Purchaser, Merger Sub or any holder of any shares of Company Common Stock:

(a) All shares of Company Common Stock that are held by Purchaser or Merger Sub immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and shall cease to exist and no cash, shares of common stock, $0.01 par value, of Purchaser (“Purchaser Common Stock”) or other consideration shall be delivered in exchange therefor.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock that are held by Company as treasury stock (the “Company Treasury Shares”), (ii) shares of Company Common Stock beneficially owned by Purchaser or Merger Sub, (iii) shares of Company Common Stock beneficially owned by any Subsidiary of either Company or Purchaser (other than Merger Sub) and (iv) Dissenting Shares) shall be converted at the Effective Time into the right to receive $92.00 in cash, without interest (the “Merger Consideration”). Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Company Certificate (as defined in Section 1.10) or Book-Entry Share (as defined in Section 1.10) shall thereafter represent the right to receive the Merger Consideration upon the surrender of the Company Certificate or Book-Entry Share in accordance with the terms hereof.

(c) Each share of common stock, par value $0.01, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Each share of Company Common Stock beneficially owned by any Subsidiary of either Company or Purchaser (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in Company immediately prior to the Effective Time.

(e) Each of the Company Treasury Shares shall continue to be held as shares in the treasury of the Surviving Corporation.

Section 1.9 Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by any Person (as defined in Section 8.14(w)) who has not voted in favor of the Merger, who is entitled to demand and who has properly demanded in writing appraisal for such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to this Article I unless and until the holder thereof (“Dissenting Stockholder”) shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal of such shares of Company Common Stock held by such holder under Section 262 of the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, such shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 1.8 hereof. Company shall give Purchaser (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by Company relating to stockholders’ rights of appraisal and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for appraisal under the DGCL. Prior to the Effective Time, Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 1.10 Paying Agent. Prior to the Effective Time, Purchaser shall appoint American Stock Transfer & Trust Company, LLC, or with Company’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned), another bank or trust, to act as paying agent (the “Paying Agent”) for the purpose of exchanging certificates (the “Company Certificates”) or shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) which, in either case, immediately prior to the Effective Time evidenced shares of Company Common Stock, for the Merger Consideration.

Section 1.11 Company Stock Options and Other Stock Awards.

(a) Each stock option (the “Company Stock Options”) granted under the Amerigroup Corporation 2009 Equity Incentive Plan, the Amerigroup Corporation Amended and Restated 2005 Equity Incentive Plan, the Amerigroup Corporation 2003 Equity Incentive Plan and the Amerigroup Corporation 2000 Equity Incentive Plan (each, a “Company Stock Plan,” and collectively, the “Company Stock Plans”) that as of the Effective Time is outstanding and vested by its terms (including by reason of the transactions contemplated by this Agreement), shall be cancelled and converted into the right at the Effective Time to receive an amount (if positive), payable in cash, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of the amount of the Merger Consideration over the per share exercise price of such Company Stock Option (with the aggregate amount of such payment rounded down to the nearest cent).

(b) Each Company Stock Option that as of the Effective Time is outstanding but unvested by its terms, shall be converted as of the Effective Time into a stock option to acquire a number of shares of Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Equity Exchange Ratio (as defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price applicable to such Company Stock Option immediately prior to the Effective Time divided by (y) the Equity Exchange Ratio (each, a “Converted Option”). The “Equity Exchange Ratio” shall mean the Merger Consideration divided by the volume-weighted average price of the Purchaser Common Stock on the New York Stock Exchange Inc. (“NYSE”) for the five consecutive trading days ending on the last trading day preceding the Closing Date. The terms and conditions of the Converted Options shall otherwise remain the same as the terms and conditions (including vesting schedules) applicable to the Company Stock Options under the Company Stock Plan and award agreements pursuant to which such Company Stock Options were granted.

(c) For purposes hereof, all shares of restricted Company Common Stock, together with all other awards of shares of Company Common Stock subject to vesting or future issuance under any Company Stock Plan, including without limitation stock appreciation rights, restricted stock units, performance stock units and deferred stock awards (but not including Company Stock Options or awards under the Company ESPP (as defined in Section 4.1(b)(ii)), shall be referred to as “Other Stock Awards.”

(d) Each Other Stock Award that as of the Effective Time is outstanding and vested by its terms (including by reason of the transactions contemplated by this Agreement), shall be cancelled and converted into the right to receive an amount, payable in cash, equal to the product of (i) the total number of shares of Company Common Stock subject to such Other Stock Award multiplied by (ii) the Merger Consideration.

(e) Each Other Stock Award that as of the Effective Time is outstanding but unvested, shall be converted as of the Effective Time into a right or award with respect to a number of shares of Purchaser Common Stock (a “Converted Other Stock Award”) equal to the product of (i) the number of shares of Company Common Stock subject to such Other Stock Award multiplied by (ii) the Equity Exchange Ratio; provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole share. The terms and conditions of the Converted Other Stock Award shall otherwise remain the same as the terms and conditions (including vesting schedules) applicable to the Other Stock Awards under the Company Stock Plan and award agreements pursuant to which such Other Stock Awards were granted.

(f) Effective as of immediately prior to the Effective Time but subject to the occurrence of the Closing, the “Offering Period” within the meaning of the Company ESPP shall terminate, shares of Company Common Stock shall be purchased under the Company ESPP on behalf of the respective Company ESPP participants on the same basis as if the Offering Period had expired on its originally scheduled date but treating the Closing Date as the “Exercise Date” within the meaning of the Company ESPP, and the shares of Company Stock so purchased shall be cancelled effective as of the Effective Time and converted into a right of each respective Company ESPP participant to receive from the Company an amount in cash equal to (A) the total number of shares of Company Common Stock purchased on his or her behalf in accordance with this Section 1.11(f) multiplied by (B) the Merger Consideration.

(g) At the Effective Time, all of the Converted Options and Converted Other Stock Awards shall be assumed in full by Purchaser. From and after the Effective Time, all references to Company in the Company Stock Plans and in any award agreements granting Company Stock Options or Other Stock Awards shall be deemed to refer to Purchaser. Purchaser shall take all actions with respect to the Company Stock Plans, and the Converted Options and Converted Other Stock Awards, that are necessary to implement the provisions of this Section 1.11, including all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Converted Options or future issuance under the Converted Other Stock Awards. Purchaser shall take all actions reasonably necessary to cause the registration of the shares of Purchaser Common Stock subject to the Converted Options or Converted Other Stock Awards to become effective as part of a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Purchaser Common Stock subject to the Converted Options or Converted Other Stock Awards promptly, but in any event within one (1) Business Day, following the Effective Time; and, thereafter, Purchaser shall deliver or make available to holders of Converted Options or Converted Other Stock Awards any applicable prospectus and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options or Converted Other Stock Awards remain outstanding.

(h) Company and Purchaser shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Company (including derivative securities) and acquisitions of equity securities of Purchaser (including derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of Company or Purchaser to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended and including all rules and regulations promulgated thereunder (the “Exchange Act”).

(i) As soon as practicable after the Effective Time, Purchaser shall deliver or cause to be delivered to each holder of Converted Options or Converted Other Stock Awards an appropriate notice setting forth such holder’s rights pursuant to any Company Stock Plans, after giving effect to the transactions hereunder.

(j) Company, including the Board of Directors of Company and any committee or administrator acting on behalf of Company or the Board of Directors of Company, shall not hereafter take any action to accelerate the vesting or exercisability, or otherwise amend, modify or change the terms, of any Company Stock Options or Other Stock Awards. At or prior to the Effective Time, Company, the Board of Directors of the Company or any committee or administrator acting on behalf of Company or the Board of Directors of Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 1.11. Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Purchaser nor the Surviving Corporation shall be required to deliver shares of Company Common Stock or other capital stock of Company to any Person pursuant to or in settlement of Company Stock Options or Other Stock Awards.

(k) It is the intent of Purchaser and Company that the treatment of Company Stock Awards contemplated in this Section 1.11 be in a manner that is consistent with the requirements of Section 409A of the Code (as defined in Section 2.8). Any cash payment under this Section 1.11 will be subject to applicable Tax (as defined in Section 8.14(cc)) withholdings.

Section 1.12 Certain Adjustments. If, between the date hereof and the Effective Time, the outstanding Purchaser Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration and the Equity Exchange Ratio and other similarly dependent terms shall be equitably adjusted to provide to the holders of Company Common Stock, Company Stock Options and Other Stock Awards the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE II

EXCHANGE OF COMPANY COMMON STOCK

Section 2.1 Exchange Fund. At or prior to the Effective Time, Purchaser shall deposit with the Paying Agent, in trust for the benefit of holders of shares of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration in respect of all shares of Company Common Stock outstanding immediately prior to the Effective Time. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.” Purchaser shall cause the Paying Agent to deliver the cash contemplated to be paid pursuant to Section 1.8 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Purchaser shall promptly replace or restore or shall cause the prompt replacement or restoration of the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments required under Section 1.8(b). Nothing contained in this Section 2.1 and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration.

Section 2.2 Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, Purchaser shall cause the Paying Agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver) to each holder of record of a Company Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as are reasonably satisfactory to both Company and Purchaser and (ii) instructions for effecting the surrender of such Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor, and Purchaser shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the cash amount equal to (x) the number of shares of Company Common Stock represented by such Company Certificate multiplied by (y) the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a check in the amount of the aggregate Merger Consideration that such holder has the right to receive pursuant to Section 1.8 may be issued and paid with respect to such Company Common Stock to such a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(b) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Company Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.8(b) shall, upon receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Paying Agent may reasonably request) be entitled to receive in exchange therefor, and Purchaser shall cause the Paying Agent to pay and deliver as promptly as practicable the cash amount equal to (x) the number of shares of Company Common Stock represented by such Book-Entry Shares multiplied by (y) the Merger Consideration. No interest shall be paid or accrue on any cash payable upon surrender of any Book-Entry Shares.

Section 2.3 No Further Ownership Rights in Company Common Stock. All cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. Until surrendered as contemplated by this Article II, each Company Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, or the right to the payment provided by Section 262 of the DGCL pursuant to Section 1.9, as applicable.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Certificates or Book-Entry Shares twelve (12) months after the Effective Time shall be delivered to Purchaser or otherwise on the instruction of Purchaser and any holders of the Company Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Purchaser for payment of the Merger Consideration.

Section 2.5 No Liability. None of Purchaser, Merger Sub, Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.6 Investment of the Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Purchaser on a daily basis, or as otherwise agreed to by Purchaser and the Paying Agent. Any interest and other income resulting from such investments shall promptly be paid to Purchaser, or as otherwise agreed to by Purchaser and the Paying Agent; provided that no losses on any investment made pursuant to this Section 2.6 shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration and following any such losses, Purchaser shall promptly cause to be provided additional funds to the Paying Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses or if for any reason such funds are unavailable for payment to the holders of shares of Company Common Stock.

Section 2.7 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

Section 2.8 Withholding Rights. Each of the Surviving Corporation, Purchaser and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), and the rules and Treasury regulations promulgated thereunder (the “Treasury Regulations”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Purchaser or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation, Purchaser or the Paying Agent, as the case may be, and such amounts shall be delivered, or shall be caused to be delivered, by the Surviving Corporation, Purchaser or the Paying Agent, as the case may be, to the applicable taxing authority within the period required under applicable Law.

Section 2.9 Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.10 Stock Transfer Books. The stock transfer books of Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. On or after the Effective Time, any Company Certificate or notice of Book-Entry Shares presented to the Paying Agent or Purchaser for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Purchaser. Except as (x) disclosed in the registration statements, prospectuses, reports, schedules, forms, statements and other documents filed with or furnished to the SEC (as defined in Section 8.14(z)) by Purchaser on or after January 1, 2010 and prior to the date hereof (the “Purchaser SEC Reports”) (but excluding any forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” in any such Purchaser SEC Reports) or (y) set forth in the disclosure letter delivered by Purchaser to Company immediately prior to the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Purchaser Disclosure Schedule to which the relevance of such disclosure is reasonably apparent and that the mere inclusion of an item in such Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.14(q)) on Purchaser), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section of the Purchaser Disclosure Schedule, Purchaser represents and warrants to Company as follows (it being agreed that the exception in clause (x) above shall not apply to the Representations and Warranties of Purchaser set forth in Sections 3.1(a) or 3.1(b)(i)):

(a) Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing (as defined in Section 8.14(l)) under the Laws of Indiana, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.14(q)) on Purchaser.

(b) Authority; No Conflicts.

(i) Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger, the Financing (as defined in Section 3.1(f)(ii)) and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger, the Financing and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a valid and binding agreement of Company, constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(ii) The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the Merger, the Financing and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (as defined in Section 8.14(p)) (other than Permitted Liens (as defined in Section 8.14(v)) on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a “Violation”) pursuant to: (A) any provision of the articles of incorporation or bylaws of Purchaser or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and subject to obtaining or making the Consents (as defined in Section 8.14(i)), Orders (as defined in Section 8.14(t)) and Filings (as defined in Section 8.14(k)) referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, Order or Law applicable to Purchaser or its properties or assets.

(iii) No Consent or Order of, or Filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitrator or arbitrator panel, regulatory or administrative agency or commission, or other authority thereof, or any regulatory or quasi-regulatory organization or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or expiry of any related waiting period is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (B) state securities or “blue sky” Laws (the “Blue Sky Laws”); (C) the Exchange Act; (D) the DGCL with respect to the filing of the Certificate of Merger; (E) rules and regulations of the

NYSE; (F) federal and state departments of health, state insurance departments and other Consents, Orders and Filings, including those required under Health Care Laws (as defined in Section 8.14(m)) or required by CMS (as defined in Section 5.3(f)), Medicare, Medicaid or similar Programs (as defined in Section 8.14(x)) as set forth in Section 3.1(b)(iii) of the Purchaser Disclosure Schedule (the “Healthcare Regulatory Approvals”); and (G) such Consents or Orders of, and Filings with any Governmental Entity and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(c) Information Supplied.

(i) None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the proxy statement for use relating to the adoption by the stockholders of Company of this Agreement, or any of the amendments or supplements thereto (collectively, the “Proxy Statement”) will (except to the extent revised or superseded by amendments or supplements contemplated hereby), on the date it is filed with the SEC, first mailed to Company stockholders or at the time of the Company Stockholders Meeting (as defined in Section 5.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing provisions of this Section 3.1(c), no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference in the Proxy Statement based on information not supplied by it or Merger Sub.

(d) Board Approval. The Board of Directors of Purchaser, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has approved this Agreement and the transactions contemplated hereby, including the Financing and the Merger.

(e) No Vote Required. No vote or other action by the shareholders of Purchaser is required by Law, Purchaser’s articles of incorporation or bylaws or otherwise in order for Purchaser and Merger Sub to consummate the Merger, the Financing and the other transactions contemplated by this Agreement.

(f) Available Funds.

(i) Purchaser and Merger Sub have available or shall have available to them, as of the date all of the conditions to Purchaser’s and Merger Sub’s obligation to consummate the Merger pursuant to Section 6.1 and Section 6.2 have been satisfied, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and to pay all related fees and expenses.

(ii) Purchaser has delivered to Company true, correct and complete fully executed copies of the commitment letter, dated as of July 9, 2012, among Purchaser, Credit Suisse AG and Credit Suisse Securities (USA) LLC, including all exhibits, disclosure schedules and amendments to such letter in effect as of the date hereof (the “Commitment Letter”), pursuant to which, subject only to the conditions set forth in the Commitment Letter, each of the Financing Parties (as defined in Section 5.14(c)) has severally committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. The Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Purchaser and, to the Knowledge (as defined in Section 8.14(n)) of Purchaser, the other parties thereto. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, the net proceeds contemplated from the Financing, together with other financial resources of Purchaser and Merger Sub, including cash on hand and marketable securities of Purchaser and Merger Sub, shall, in the aggregate, be sufficient for the satisfaction of all of Purchaser’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II and all fees and expenses reasonably expected to be incurred in connection herewith. No event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), or the failure of any condition, on the part of Purchaser or its Affiliates (as defined in Section 8.14(a)) under the Commitment Letter or, to the Knowledge of Purchaser, any other party to the Commitment Letter. Subject to the satisfaction of the conditions contained in Article VI, Purchaser has no reason to believe that any of the conditions to the Financing shall not be satisfied on a timely basis on or prior to the Closing, or that the Financing or any other funds necessary for the satisfaction of all of Purchaser’s and its Affiliates’ obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith shall not be available to Purchaser on the Closing Date. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which Purchaser has delivered true, correct and complete copies to Company on a confidential basis prior to the date hereof (in a redacted form reasonably satisfactory to the Financing Parties removing only the fee information, expense information and successful syndication information, but which redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Financing), there are no side letters or other agreements, Contracts (as defined in Section 8.14(j)) or arrangements related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter and delivered to Company prior to the date hereof. Purchaser has fully paid all commitment fees, and other amounts required to be paid on or prior to the date hereof in connection with the Financing.

(iii) Purchaser acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

(g) Litigation; Compliance with Laws.

(i) As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Purchaser, threatened in writing, against or affecting Purchaser or any Subsidiary of Purchaser having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, nor is there any rule or Order of any Governmental Entity outstanding against Purchaser or any Subsidiary of Purchaser having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, each of Purchaser’s insurance and health maintenance organization Subsidiaries (A) meets the requirements for participation in, and receipt of payment from, the Medicare, Medicaid and other state and federal health care programs in which each of such Subsidiaries currently participates and (B) is a party to one or more valid agreements with CMS authorizing its participation as a Medicare Advantage Program contractor or Medicare Prescription Drug Plan Sponsor, or with analogous state entities authorizing its participation as a Medicaid managed care contractor.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, since December 31, 2011, neither Purchaser, any of its Subsidiaries or employees, nor any of Purchaser’s respective officers or directors with direct or indirect ownership interests of five percent (5%) or more in Purchaser or its Subsidiaries, and to the Knowledge of Purchaser, none of its contractors or agents, has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any federal or state health care program, or is subject to an investigation or proceeding by any Governmental Entity that could result in such suspension, exclusion or debarment.

(iv) To the Knowledge of Purchaser, there is no fact relating to its business, operations, financial condition or legal status that would or would reasonably be expected to: (A) prevent or prohibit the obtaining of, impose any material delay in the obtaining of, or increase the risk of not obtaining any Consent or Order of or Filing with any Governmental Entity necessary to consummate the Merger, the Financing and the other transactions contemplated hereby or the expiration or termination of any applicable waiting period or (B) prohibit or prevent or materially delay the consummation of the Merger, the Financing and the other transactions contemplated hereby.

(h) No Ownership of Company Common Stock. Neither Purchaser nor any of its controlled Affiliates beneficially owns directly or indirectly, an aggregate amount in excess of four percent (4%) of outstanding Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of Company and neither Purchaser nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. There are no voting trusts or other agreements or understandings to which Purchaser or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Company or any of its Subsidiaries.

(i) No Other Representations and Warranties; Disclaimers.

(i) Except for the representations and warranties made by Purchaser and Merger Sub in Sections 3.1 and 3.3, neither Purchaser, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Purchaser or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and each of Purchaser and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Purchaser and Merger Sub in Sections 3.1 and 3.3, neither Purchaser, Merger Sub nor any other Person makes or has made any representation or warranty to Company or any of its officers, directors, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants or other representatives (collectively, “Representatives”) with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses or operations or (B) any oral or written information furnished or made available to Company or any of its Representatives in the course of its due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the consummation of the Merger, the Financing and the other transactions contemplated hereby, including the accuracy, completeness or currency thereof, and neither Purchaser nor any other Person will have any liability to Company or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

(ii) Notwithstanding anything contained in this Agreement to the contrary, each of Purchaser and Merger Sub acknowledges and agrees that neither Company nor any other Person has made or is making, and they are not relying upon, any representations or warranties whatsoever, express or implied, beyond those expressly made by Company in Section 3.2 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Purchaser, Merger Sub or any of their respective Representatives. Without limiting the generality of the foregoing, each of Purchaser and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available to Purchaser, Merger Sub or any of its Representatives.

(iii) Notwithstanding anything to the contrary in this Agreement, including the Company Disclosure Schedule (as defined in Section 3.2), or any other agreement, document or instrument to be delivered or made available in connection herewith, Purchaser and Merger Sub acknowledge and agree that neither Company nor any of its Representatives makes any representation or warranty (express or implied), and nothing contained in this Agreement, including the Company Disclosure Schedule, or any other agreement, document or instrument to be delivered in connection herewith, is intended or shall be construed to be a representation or warranty (express or implied) of Company or any of its Affiliates in respect of the future experience or profitability arising from the business of Company or any of its Subsidiaries.

Section 3.2 Representations and Warranties of Company. Except as (x) disclosed in the Company SEC Reports (as defined in Section 3.2(d)(i)) filed with or furnished to the SEC by Company on or after January 1, 2010 and prior to the date hereof (but excluding any forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Forward-looking Statements” in any such documents filed with or furnished to the SEC) or (y) set forth in the disclosure letter delivered by Company to Purchaser immediately prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Schedule to which the relevance of such disclosure is reasonably apparent and that the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section of the Company Disclosure Schedule, Company represents and warrants to Purchaser as follows (it being agreed that the exception in clause (x) above shall not apply to the Representations and Warranties of Company set forth in Sections 3.2(a)(i), 3.2(c)(i), 3.2(f), 3.2(g), 3.2(h) or 3.2(k)):

(a) Organization, Standing and Power; Subsidiaries.

(i) Each of Company and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Company and each of its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The copies of the certificate of incorporation and bylaws of Company and of its material Subsidiaries which were previously furnished or made available to Purchaser are true, complete and correct copies of such documents as in effect on the date hereof. Company has made available to Purchaser correct and complete copies of the minutes of all meetings of (w) Company stockholders, (x) the Board of Directors of Company, (y) each committee of the Board of Directors of Company and (z) the Board of Directors of each of the Subsidiaries of Company held from January 1, 2009 to February 8, 2012.

(ii) All the outstanding shares of capital stock of, or other equity interests in, each of its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of all Liens (other than Permitted Liens and, in the case of Subsidiaries that are immaterial to Company, immaterial Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Section 3.2(a) of the Company Disclosure Schedule lists all of the Subsidiaries of Company, and for each such Subsidiary, the state of formation and each jurisdiction in which each such Subsidiary is qualified or licensed to do business. Neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than investments made in the ordinary course of business in the Company’s or any of its Subsidiaries’ investment portfolios).

(b) Capital Structure.

(i) The authorized capital stock of Company consists of (A) 100,000,000 shares of Common Stock, of which 48,588,657 shares were outstanding (which number includes 1,176,938 shares of restricted Company Common Stock) as of June 30, 2012 and does not include 13,398,367 Company Treasury Shares as of June 30, 2012 and (B) 10,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding as of the date hereof. Except for Company Common Stock issued upon exercise of Company Stock Options or pursuant to Other Stock Awards, no shares of Company Common Stock have been issued between June 30, 2012 and the date hereof. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of June 30, 2012, 6,539,084 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and the Company Plans (as defined in Section 3.2(w)(i)), including 2,313,192 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable) and 1,333,809 shares of Company Common Stock issuable upon settlement of outstanding Other Stock Awards. Upon any issuance of such shares of Company Common Stock as set forth in Section 3.2(b) of the Company Disclosure Schedule, such shares of Company Common Stock will be duly authorized, validly issued, fully paid, nonassessable, not subject to preemptive rights and free and clear of any Lien, pledge, security interest, claim or other encumbrance. As of the date hereof, there are no shareholder agreements, voting trusts or other agreements or understandings to which Company is a party or by which it is bound relating to the voting of any shares of the capital stock of Company. No controlled Affiliate of Company beneficially owns directly or indirectly any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock.

(ii) No bonds, debentures, notes or other indebtedness of Company or any of its Subsidiaries having the right to vote on any matters on which stockholders may vote, are issued or outstanding.

(iii) Except as otherwise set forth in this Section 3.2(b), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

(c) Authority; No Conflicts.

(i) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement by the Required Company Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject to the adoption of this Agreement by the Required Company Vote and the filing of the Certificate of Merger with the Secretary of State of Delaware under the DGCL. This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding agreement of Purchaser and Merger Sub, constitutes a valid and binding agreement of Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(ii) The execution and delivery of this Agreement by Company does not, and the consummation by Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of Company or any of its Subsidiaries or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and subject to obtaining or making the Consents, Orders and Filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, Order or Law applicable to Company or any of its material Subsidiaries or their respective properties or assets.

(iii) No Consent or Order of, or Filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the HSR Act; (B) the Blue Sky Laws; (C) the Exchange Act; (D) the DGCL with respect to the filing of the

Certificate of Merger; (E) rules and regulations of the NYSE; (F) the Healthcare Regulatory Approvals; and (G) such Consents or Orders of, and Filings with any Governmental Entity and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(d) Reports and Financial Statements.

(i) Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2010 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Company SEC Reports”). No Subsidiary of Company is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports (if amended, as of the date of the last such amendment prior to the date hereof) (the “Company Financial Statements”) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to year-end audit adjustments, and lack of footnote disclosure or, with respect to pro forma information, subject to the qualifications stated therein. All of such Company SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended and including the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act.

(ii) Except (A) as reflected or reserved against in the audited consolidated balance sheet of Company dated as December 31, 2011, included in the Company SEC Reports or included in or reasonably apparent from the notes or management’s discussions and analysis related thereto, (B) for liabilities incurred in the ordinary course of business since December 31, 2011 and (C) for liabilities incurred in connection with this Agreement, neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by Company or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, on the date it is filed with the SEC, first mailed to Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Purchaser or Merger Sub.

(f) Board Approval. The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held and, subject to the right of the Board of Directors of Company to effect a Change in Company Recommendation (as defined in Section 5.1(b)) in compliance with Sections 5.1(b) and 5.1(d), not subsequently rescinded or modified in any way prior to the date hereof, has (i) declared that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of Company and the stockholders of Company, (ii) approved this Agreement, the Merger and the transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of Company and (iv) recommended that the stockholders of Company adopt this Agreement. The Board of Directors of Company has approved this Agreement, the Merger and the transactions contemplated hereby for purposes of Article VIII of Company’s certificate of incorporation and Section 203 of the DGCL, and, except for Article VIII of Company’s certificate of incorporation and Section 203 of the DGCL (each of which have been rendered inapplicable), no other “moratorium,” “control share,” “fair price,” or other state takeover statute applies to this Agreement, the Merger or the transactions contemplated hereby.

(g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote upon adoption of this Agreement at the Company Stockholders Meeting (the “Required Company Vote”) is the only vote of the holders of any class or series of Company’s capital stock necessary to consummate the transactions contemplated hereby.

(h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Company, except Goldman, Sachs & Co. and Barclays Capital Inc. (the “Company Financial Advisors”), whose fees and expenses will be paid by Company in accordance with Company’s agreements with such firms, complete copies of which have been delivered to Purchaser on or prior to the date hereof.

(i) Litigation; Compliance with Laws.

(i) There is no suit, action, investigation or proceeding pending or, to the Knowledge of Company, threatened in writing, against Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, nor is there any Order of any Governmental Entity outstanding against Company or any of its Subsidiaries which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (A) Company and its Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the operation of the businesses of Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Permits”) and (B) each of the Company Permits is valid, subsisting and in full force and effect. Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The businesses of Company and its Subsidiaries are not being conducted in violation of, and Company has not received any written notices of violations with respect to, the Company Permits or any applicable Law of any Governmental Entity, except for actual or possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Since December 31, 2010, Company and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, Filings, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Entity, including state health and insurance regulatory authorities and any applicable Federal regulatory authorities (“Company Regulatory Filings”), except where the failure to file such regulatory reports, schedules, statements, documents, Filings, forms, registrations and other documents on a timely basis would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, all such Company Regulatory Filings complied with applicable Law.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, each of Company’s insurance and health maintenance organization Subsidiaries (A) meets the requirements for participation in, and receipt of payment from, the Medicare, Medicaid and other state and federal health care programs in which each of such Subsidiaries currently participates and (B) is a party to one or more valid agreements with CMS authorizing its participation as a Medicare Advantage Program contractor or Medicare Prescription Drug Plan Sponsor, or with analogous state entities authorizing its participation as a Medicaid managed care contractor.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, since January 1, 2010, neither Company, any of its Subsidiaries or employees, nor any of Company’s respective officers or directors with direct or indirect ownership interests of five percent (5%) or more in Company or its Subsidiaries, and to the Knowledge of Company, none of its contractors or agents, has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any federal or state health care program, or is subject to an investigation or proceeding by any Governmental Entity that could result in such suspension, exclusion or debarment.

(j) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2011, (i) Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(k) Opinions of Company Financial Advisors. The Board of Directors of Company has received the opinions of the Company Financial Advisors, dated the date hereof, to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, complete copies of which opinions will promptly be made available to Purchaser for informational purposes only after receipt by Company.

(l) Taxes. Company and each of its Subsidiaries (i) have prepared and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that are due and payable (whether or not shown as due and payable on such filed Tax Returns) or that Company or any of its Subsidiaries is obligated to pay without the filing of a Tax Return or where the payment is not yet due, have established an adequate reserve in accordance with GAAP to cover such Taxes; (iii) have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld and have paid over to the proper Governmental Entity in a timely manner all such withheld amounts to the extent due and payable; (iv) have not waived any applicable statute of limitations with respect to any material United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to any material United States federal or state income or franchise Tax assessment or deficiency; (v) have never been members of any consolidated group for United States federal income tax purposes, other than the consolidated group of which Company is the common parent; and (vi) are not parties to any tax sharing agreement or arrangement other than with each other and do not have any liability for the Taxes of any other Person (other than Company or any of its Subsidiaries), other than pursuant to (A) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business or (B) property Taxes payable with respect to properties leased. (I) No material Liens for Taxes exist with respect to any of the assets or properties of Company or its Subsidiaries, except for statutory Liens for Taxes not yet due or payable or that are being contested in good faith, (II) Company has made available to Purchaser true, correct and complete copies of all material federal income or franchise Tax Returns and all material state and local income Tax Returns, in each case, filed by Company and of its Subsidiaries on which the statute of limitations has not expired, (III) neither Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 that could give rise to a Tax liability pursuant to Code Section 355(e) and (IV) the United States federal income Tax Returns of Company and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (or the applicable statute of limitations has expired) for all years through 2007, and all assessments for material Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. (i) There are not being conducted or threatened in writing any audits, examinations, investigations, litigation, or other proceedings in respect of any material Taxes or Tax Returns of Company or any of its Subsidiaries; (ii) none of Company or its Subsidiaries have made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income; and (iii) no written claim that could give rise to Taxes has been made by a taxing authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. Company has made available to Purchaser correct and complete copies of any material audit report issued relating to income or franchise Taxes of Company or any of its Subsidiaries with respect to which the statute of limitations has not expired. Company and its Subsidiaries have not been a party to nor engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

(m) Accounting and Financial Matters. From December 31, 2011 to the date hereof, to the Knowledge of Company, Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Set forth in Section 3.2(m) of the Company Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of Company and its Subsidiaries as of the date hereof.

(n) Securities Laws Matters.

(i) With respect to any Company SEC Reports required to be filed by Company with the SEC filed since January 1, 2010, each of the principal executive officer and principal financial officer of Company (or each former principal executive officer and principal financial officer of Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(ii) Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(iii) Based solely on Company’s management’s most recently completed evaluation of Company’s internal control over financial reporting, Company does not have Knowledge of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Company’s internal controls and procedures which would reasonably be expected to adversely affect Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(iv) Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Company is recorded and reported on a timely basis to the individuals responsible for the preparation of Company’s filings with the SEC and other public disclosure documents.

(v) Company is in material compliance, with all current listing and corporate governance requirements of the NYSE.

(o) Statutory Financial Statements. The audited statutory financial statements for the year ended December 31, 2011 and the unaudited statutory financial statements for the quarter ended March 31, 2012, in each case, as filed prior to the date hereof with the applicable domestic regulators, to the extent required (the “Company State Agency Filings”), and the statutory balance sheets and income statements included in such Company State Agency Filings fairly present, in all material respects, the respective statutory financial condition at the date thereof, and the statutory results of operations for the period then ended, of each of the Company Regulated Subsidiaries (as defined in Section 8.14(h)) in accordance with Applicable SAP (as defined in Section 8.14(e)), in all material respects, except as may be reflected therein or in the notes thereto, and subject to the absence of notes required by Applicable SAP and to normal year-end adjustments.

(p) Reserves. The loss reserves and other actuarial amounts of the Company Regulated Subsidiaries recorded in their respective Company State Agency Filings as of December 31, 2011 (i) have been determined in all material respects in accordance with generally accepted actuarial standards in effect on such date (except as otherwise noted in such financial statements), and (ii) include provisions for all actuarial reserves that are required to be established in accordance with applicable Law; provided, however, that it is acknowledged and agreed by Purchaser and Merger Sub that Company and its Representatives are not making any representation or warranty in this Agreement and nothing contained in this Agreement, including the Company Disclosure Schedule, or any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty (express or implied) of Company or any of its Representatives in respect of the adequacy or sufficiency of reserves of Company or any of the Company Regulated Subsidiaries.

(q) Affiliate Transactions.

(i) Since January 1, 2010, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(ii) Section 3.2(q)(ii) of the Company Disclosure Schedule lists all loans to any executive officer of Company or any of its Subsidiaries outstanding as of the date hereof, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan.

(r) Health Care Regulatory Compliance.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are, and Company and its Subsidiaries’ businesses are being conducted, in compliance with the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), any implementing regulations and any state medical information Laws applicable to the business of Company or its Subsidiaries (collectively, the “Privacy Laws”).

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries, and to the Knowledge of Company, all of their respective directors, officers, agents and employees, are in compliance with, and Company and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause Company and its Subsidiaries and their respective directors, officers, agents and employees to be in compliance with, to the extent applicable, all Health Care Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, no third-party payment program has imposed a fine, penalty or other sanction on Company or its Subsidiaries and none of Company or its Subsidiaries has been excluded or suspended from participation in any such program.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, neither Company, any of its Subsidiaries, nor to the Knowledge of Company, any director or executive officer of Company or any of its Subsidiaries, with respect to actions taken on behalf of Company or of its Subsidiaries, (A) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or (D) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (A) and (C).

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, each of Company’s insurance and health maintenance Subsidiaries meets the requirements for participation in, and receipt of payment from, the Medicaid and Medicare Advantage programs in which it participates and is a party to one or more valid agreements with the applicable state Medicaid agencies and CMS, as applicable, authorizing its participation.

(s) [RESERVED]

(t) Environmental Matters.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (A) Company and its Subsidiaries and their respective operations are and have been in compliance with all applicable Environmental Laws (as defined in Section 3.2(t)(ii)); (B) Company and its Subsidiaries possess and are and have been in compliance with all Environmental Permits (as defined in Section 3.2(t)(ii)) required to conduct their respective operations; (C) there has been and there is no Release (as defined in Section 3.2(t)(ii)) of Hazardous Materials (as defined in Section 3.2(t)(ii)) at, on, above, under or from any property currently or to the Knowledge of Company formerly owned, operated or leased by Company or its Subsidiaries or, to the Knowledge of the Company, any property where waste generated by the Company or any of its Subsidiaries has been sent for disposal; and (D) no written notice or notification of potential liability, written demand, written request for information, citation, summons, complaint or Order under or pursuant to Environmental Law has been received by Company or any of its Subsidiaries, and no actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Company or any of its Subsidiaries is pending, or to the Knowledge of Company, threatened, excluding any such matters that have been resolved with no further obligations or liabilities remaining on the part of Company or any of its Subsidiaries.

(ii) As used in this Agreement, “Environmental Laws” means any and all Laws, Orders or other legally enforceable requirements of the United States or any state, local, municipal or other Governmental Entity relating or applicable to the Release of Hazardous Materials, the protection of the environment or natural resources, or the protection of human health or safety (but only with respect to exposure to Hazardous Materials). As used in this Agreement, “Environmental Permits” means any and all Consents, notifications, registrations and any other authorization required under any applicable Environmental Law. As used in this Agreement, “Hazardous Materials” means (A) radioactive materials, asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum byproducts and derivatives and radon gas; (B) mold that could reasonably be expected to give rise to liability under any Environmental Law; or (C) any other chemical, material, substance, waste, pollutant or contaminant that is capable of causing damage, harm or disruption to the environment or is prohibited, limited or regulated by or pursuant to any Environmental Law. As used in this Agreement, “Release” means the spilling, leaking, pumping, pouring, emitting, discharging, escaping, leaching, dumping, disposing, dispersing, injecting, depositing, emanating or migrating of Hazardous Materials in, into, onto, or through the indoor or outdoor environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata).

(u) Intellectual Property.

(i) (A) Company and each of its Subsidiaries owns, or otherwise has the right to use (in each case, free and clear of any Liens), all material Intellectual Property (as defined in Section 3.2(u)(ii)) used in, or held for use in, the conduct of its business as currently conducted; provided, however, for the avoidance of doubt, the foregoing and the representation and warranty set forth in Section 3.2(i) shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of intellectual property or other proprietary rights of third parties, which are addressed below in Section 3.2(u)(i)(B); (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, to the Knowledge of Company, the conduct of the business of each of Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property; (C) to the Knowledge of Company, no Person is materially infringing or otherwise violating any Intellectual Property of Company or any of its Subsidiaries; (D) as of the date hereof, neither Company nor any of its Subsidiaries has received any written notice of any claim or proceeding with respect to any Intellectual Property used by Company and its Subsidiaries and (E) Company and each of its Subsidiaries has taken commercially reasonable measures to protect the secrecy and confidentiality of all trade secrets that Company or any of its Subsidiaries owns or which is used in, held for use in, or necessary for the conduct of Company’s or its Subsidiaries’ business as currently conducted.

(ii) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, internet domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents, invention disclosures (including, without limitation, all related divisions, continuations and continuations in part), and any extensions or reissues thereof; trade secrets, confidential information and know-how; copyrights and registrations or applications for registration of copyrights, and any renewals or extensions thereof; rights in software, computer programs, databases and technology supporting the foregoing; and any similar intellectual property or proprietary rights.

(iii) Section 3.2(u) of the Company Disclosure Schedule sets forth a complete and accurate list of all issuances, Filings and applications for registration or issuance of material Intellectual Property owned by Company or any of its Subsidiaries, as of the date hereof. To the Knowledge of Company, each such registration, Filing and issuance remains valid, enforceable and in full force and effect.

(iv) Section 3.2(u) of the Company Disclosure Schedule sets forth a correct and complete list as of the date hereof of all material licenses of Intellectual Property under which Company or any of its Subsidiaries is a (A) licensor or (B) licensee (“IP Licenses”) other than off-the-shelf, shrink-wrap, click-wrap, or other readily commercially available software or technology licenses or licenses entered into in the ordinary course of business. All of the IP Licenses are, to Company’s Knowledge, valid, enforceable and in full force and effect.

(v) To the Knowledge of Company, neither Company nor any of its Subsidiaries has made as of the date hereof any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee) of its rights to, or in connection with any Intellectual Property owned by Company or and of its Subsidiaries, which claim is unresolved.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, with respect to any software owned by Company or any of its Subsidiaries and used in the business of Company or any of its Subsidiaries, to the Knowledge of Company (A) Company has not delivered, licensed or made available, and Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any material software to any escrow agent and (B) no such software, incorporates, includes, is embedded with, or is dependent on any shareware, freeware or is otherwise covered by GNU General Public License or other public or similar licensing regime and that would require Company or any Company Subsidiaries to license or disclose its own material proprietary source code.

(vii) Company and each of its Subsidiaries has implemented commercially reasonable backup and disaster recovery technology materially consistent with industry practices.

(viii) Company has in place a privacy policy (the “Privacy Policy”) relating to privacy, data protection and the collection and use of personal information from participants in Company’s Programs or other Persons collected, used or held for use by Company or any of its Subsidiaries. To the Knowledge of Company, except as would not reasonably be expected to have a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance with its Privacy Policy. To the Knowledge of Company, except as would reasonably be expected to have a Material Adverse Effect on Company, as of the date hereof, no claims are pending or threatened in writing against Company or any of its Subsidiaries alleging a violation of the privacy rights or personal information of participants in Company’s Programs or any other Person.

(v) Certain Agreements. Section 3.2(v) of the Company Disclosure Schedule lists, as of the date hereof, each of the following Contracts, whether written or oral, to which Company or any of its Subsidiaries is a party or by which it is bound (collectively, the “Company Material Contracts”): (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) the twenty (20) largest Provider Contracts measured in terms of payments received from Company and its Subsidiaries during the twelve months ended December 31, 2011; (iii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in amounts greater than $1,000,000 (it being understood that trade payables, ordinary course business funding mechanisms between Company and participants in Company’s Programs and Providers (as defined in Section 8.14(y)) and guarantees of indebtedness by Company and its Subsidiaries to Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision); (iv) any Contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (v) collective bargaining Contracts; (vi) material joint venture, partnership agreements or other similar agreements; (vii) any Contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, if the acquisition price (including the assumption of any debt or liabilities) exceeds $1,000,000; (viii) any Contract, agreement or policy for reinsurance involving ceded insurance premiums of greater than $1,000,000; (ix) leases for real or personal property involving annual rent or lease payments in excess of $1,000,000 and not cancelable by Company (without premium or penalty) within 12 months; (x) any Contract (other than any Provider Contract) having an aggregate value per Contract or involving payments by or to Company or any of its Subsidiaries, of more than $2,000,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid termination or loss of benefit under any such Contract; (xi) any non-competition agreement or any other agreement or arrangement that expressly by its terms (A) limits or otherwise restricts Company or any of its Subsidiaries or any successor thereto or (B) would, after the Effective Time, limit or otherwise restrict Company or any of its Subsidiaries or Purchaser or any of its Subsidiaries including the Surviving Corporation or any successor thereto, in the case of (A) and (B) above, from engaging or competing in any line of business or in any geographic area; (xii) any Contract with or from a Governmental Entity (including any operating agreement with a Governmental Entity whereby Company or any of its Subsidiaries is providing benefits to a Medicare or Medicaid beneficiary); (xiii) any material pharmacy benefit management agreement; (xiv) all material subcontracting and delegation Contracts and material specialty vendor Contracts; and (xv) any agreement with any director or officer of Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such term is defined in Rule 12b-2 and 16a-1 of the Exchange Act) of any such director or officer. Company has previously made available to Purchaser complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 3.2(v) of the Company Disclosure Schedule (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto in each case, prior to the date hereof, but excluding certain names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information or otherwise). All of the Company Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. To the Knowledge of Company, no Person is challenging in writing the validity or enforceability of any Company Material Contract, except such challenges which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries, and to the Knowledge of Company, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Company Material Contract, except for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(w) Employee Benefit Plans.

(i) Section 3.2(w)(i) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of all material domestic and foreign benefit and compensation plans, programs, Contracts, commitments, practices, policies and arrangements, under which any current or former director, officer, employee or other service providers who are natural persons (referred to in this Section 3.2(w) as “independent contractors”) (and/or their respective beneficiaries or dependents) of Company or any of its Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by Company or any of its Subsidiaries or which Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which Company or any of its Subsidiaries would incur any direct or indirect liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), deferred compensation, stock option, stock purchase, restricted stock, stock appreciation rights, other equity-based, incentive and bonus plans, and employment, consulting, termination, retention, retirement, post-retirement, tax gross-up, fringe benefit, relocation, vacation benefit, personal time-off, change in control or severance plans, programs, Contracts, commitments, practices, policies and arrangements (the “Company Plans”). Correct and complete copies of the following documents, with respect to each of the Company Plans have been delivered or made available to Purchaser by Company, to the extent applicable: (A) any Company Plans, together with all amendments and attachments thereto; (B) all trust documents, insurance Contracts and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (C) the most recent annual report on IRS (“Internal Revenue Service”) Form 5500 and all schedules thereto and the most recent actuarial report; (D) the most recent IRS determination letter; and (E) summary plan descriptions and summaries of material modifications.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (A) each Company Plan is in compliance with ERISA, the Code and other applicable Laws; (B) each Company Plan subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section

3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is entitled to rely upon an opinion letter issued by the IRS that such Company Pension Plan is so qualified or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Company does not have Knowledge of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code; (C) neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company, the Surviving Corporation, or any of their Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Sections 409 or 502(i) of ERISA; (D) neither Company nor any of its Subsidiaries has any liability under Chapter 43 of the Code with respect to any Company Plans; and (E) neither Company nor any of its Subsidiaries has incurred nor reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) Neither Company nor any of its Subsidiaries nor any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code maintains or has an obligation to contribute, either presently or within the past six (6) years, to (A) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (B) a plan described in Section 413 of the Code, (C) a plan subject to Title IV of ERISA or (D) a plan subject to the minimum funding standards of Section 412 of the Code.

(iv) Neither Company nor any of its Subsidiaries has any liability to any current or former director, officer, employee or independent contractor to provide post-employment or post-retirement life insurance, health, medical or other welfare benefits either to them or beneficiaries or dependents thereof, except for (A) coverage mandated by applicable Law or (B) coverage that continues until the end of the month during which such termination of employment or separation from service occurs.

(v) All contributions required to be made under the terms of any Company Plan, as of the date hereof, have been timely made or have been reflected in the Company Financial Statements, except to the extent that failure to make such contribution would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, as of the date hereof, there is no pending or, to the Knowledge of Company, threatened, suit, action, investigation or proceeding relating to the Company Plans.

(vii) There has been no amendment to, announcement by Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any director, officer, employee or independent contractor of Company or any of its Subsidiaries to severance pay or any similar payment or any increase therein upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans or (C) limit or restrict the right of Company or any of its Subsidiaries to merge, amend, or terminate any of the Company Plans or (D) result in payments under any of the Company Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(viii) Each Company Plan which is a “nonqualified deferred compensation plan” (as defined under Sections 409A or 457A of the Code) and each award thereunder is in material compliance (in operation and in form) with Section 409A and 457A of the Code, respectively, and no such plan or any awards thereunder would subject any service provider of Company or any of its Subsidiaries to Taxes pursuant to Sections 409A(a)(1) or 457A(c) of the Code as a result of participation in any such plan or holding of any award thereunder. Neither Company nor any of its Subsidiaries is required to gross up or reimburse a payment to any employee for Taxes incurred under Sections 4999, 409A or 457A of the Code.

(ix) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries have classified all individuals who perform or who have performed services for them correctly under each Company Plan, ERISA, the Code and other applicable Law as common Law employees, independent contractors or leased employees.

(x) Labor Matters. (i) As of the date hereof, neither Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization; (ii) neither Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company; (iii) as of the date hereof, neither Company nor any of its Subsidiaries is the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iv) as of the date hereof, there are no or, to the Knowledge of Company, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Company or any Subsidiary, or labor strike and no such activities have occurred since January 1, 2010; (v) no grievance, arbitration, complaint or investigation relating to labor or employment matters is pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company; (vi) except for instances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, Company and each Subsidiary is in compliance with all applicable Laws (domestic and foreign), agreements, Contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment; and (vii) except for instances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, Company has complied in all respects with its payment obligations to all employees of Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other Law. In the eighteen (18) months prior to the date hereof, neither Company nor any of its Subsidiaries has executed or announced (I) a “plant-closing” (as defined under the U.S. Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”)) or (II) such other layoff, reduction in force or employment terminations sufficient in number to trigger application of WARN.

(y) Insurance. Company has provided or made available to Purchaser true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Purchaser, prior to the Closing Date, true and complete copies of all material policies of insurance to which Company or its Subsidiaries is a beneficiary or named insured. Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Company reasonably believes, based on past experience, are adequate for the businesses and operations of Company or its Subsidiaries (taking into account the cost and availability of such insurance).

(z) Capital or Surplus Maintenance. As of the date hereof, none of the Company Regulated Subsidiaries is subject to any requirement imposed by a Governmental Entity to maintain specified capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other Laws or regulations of general application.

(aa) Properties. As of the date hereof, except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (i) Company and each of its Subsidiaries has good title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to all real property of Company and its Subsidiaries free and clear of all Liens, except for Permitted Liens, (ii) Company and each of its Subsidiaries has complied with the terms of all leases of real property of Company and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against Company or any Subsidiary party thereto and, to the Knowledge of Company, the counterparties thereto and (iii) there has been no event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(bb) No Other Representations and Warranties. Except for the representations and warranties made by Company in this Section 3.2, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Company in this Section 3.2, neither Company nor any other Person makes or has made any representation or warranty to Purchaser, Merger Sub or any of their Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Purchaser, Merger Sub or any of their Representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Company nor any other Person will have any liability to Purchaser, Merger Sub or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that neither Purchaser, Merger Sub nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Purchaser and Merger Sub in Sections 3.1 and 3.3, including any implied representation or warranty as to the accuracy or completeness of any information regarding Purchaser furnished or made available to Company, or any of its Representatives.

Section 3.3 Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub represent and warrant to Company as follows:

(a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is an indirect wholly owned subsidiary of Purchaser.

(b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. ATH Holding Company, LLC, in its capacity as sole stockholder of Merger Sub, has approved this Agreement and the other transactions contemplated hereby as required by the DGCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with or result in a Violation pursuant to: (i) any provision of the certificate of incorporation or bylaws of Merger Sub or (ii) any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, Order or Law applicable to Merger Sub.

(d) No Business Activities. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business of Company Pending the Merger.

(a) Company covenants and agrees that, during the period from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except as prohibited or required by applicable Law or by any Governmental Entity; as set forth in Section 4.1 of the Company Disclosure Schedule; except as otherwise agreed to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed); or as otherwise contemplated, required or permitted by this Agreement, the businesses of Company and its Subsidiaries shall be conducted only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Company and its Subsidiaries, except as expressly contemplated by this Agreement, shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Company and its Subsidiaries, to keep available the services of its key present officers and to preserve the present relationships of Company and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Company or any of its Subsidiaries has material business relations; provided, however, that no action or failure to take action by Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(b) shall constitute a breach under this Section 4.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 4.1(b).

(b) By way of amplification and not limitation (except as provided herein), from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except as prohibited or required by applicable Law or by any Governmental Entity, as required by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, except as otherwise agreed to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), neither Company nor any of its Subsidiaries shall, directly or indirectly do, or propose or commit to do, any of the following:

(i) (A) in the case of Company, amend its certificate of incorporation or bylaws, and (B) in the case of each of Company’s Subsidiaries, amend in any material respect its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Company or any of its Subsidiaries, except for (A) the issuance of securities issuable pursuant to Company

Stock Options, Other Stock Awards or other rights outstanding as of the date hereof under any Company Plan or awarded after the date hereof in accordance with the terms of this Agreement (including the Company Employee Stock Purchase Plan (“Company ESPP”), (B) the issuance of shares of Company Common Stock pursuant to Contracts in effect prior to the execution and delivery of this Agreement and that are disclosed in Section 4.1(b) of the Company Disclosure Schedule, (C) the grant of Company Stock Options or Other Stock Awards to employees of Company or any of Company’s Subsidiaries in the ordinary course of business consistent with past practice, provided, however, that no such Company Stock Options or Other Stock Awards shall become vested solely by reason of the transactions contemplated by this Agreement, (D) issuance of securities under the Company ESPP in the ordinary course of business consistent with past practice, or (E) issuances by a wholly-owned Subsidiary of Company of capital stock to such Subsidiary’s parent, Company or another wholly-owned Subsidiary of Company;

(iii) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends or distributions by a directly or indirectly wholly owned Subsidiary of Company to Company or to another directly or indirectly wholly owned Subsidiary of Company;

(iv) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business, except for (A) acquisitions of assets in the ordinary course of business or (B) acquisitions of stock or assets of any Person for consideration not in excess of $10,000,000;

(v) Modify its current investment policies or investment practices in any material respect except to accommodate changes in (or, in the reasonable good faith judgment of Company, advisable under) GAAP, Applicable SAP or applicable Law;

(vi) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock of its Subsidiaries (except (A) by incurring Permitted Liens; (B) equipment and property no longer used in the operation of Company’s or any of its Subsidiaries’ business; (C) pursuant to Contracts in effect prior to the execution and delivery of this Agreement and that are disclosed in Section 4.1(b)(vi) of the Company Disclosure Schedule and ordinary course renewals thereof; (D) any such transaction involving assets of Company or any of its Subsidiaries with a fair market value not in excess of $5,000,000; or (E) sales, leases or licenses of inventory, equipment and other assets in the ordinary course of business consistent with past practice);

(vii) Except as may be required by (or, in the reasonable good faith judgment of Company, advisable under) GAAP, Applicable SAP, applicable Law or actuarial principles, make any material change to existing accounting practices or principles or reserving or underwriting practices or principles used by it;

(viii) Other than settlements and waivers of rights in the ordinary course of business consistent with past practice in connection with the processing and paying of claims to Providers, settle, offer or propose to settle, or compromise any material claim or proceeding;

(ix) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries;

(x) Fail to use reasonable best efforts to maintain in full force and effect the existing material insurance policies covering Company or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies;

(xi) Authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2012 and 2013 not to exceed, in each such fiscal year, the amounts listed on the capital expenditure budget for fiscal year 2012 previously made available to Purchaser for such fiscal year by an aggregate amount in excess of $10,000,000;

(xii) Make any material Tax election or settle or compromise any material federal, state or local Tax claim, audit or assessment, change any material annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xiii) Reclassify, combine, split, subdivide or redeem, repurchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities, except (A) for repurchases of shares of Company Common Stock in an aggregate amount not to exceed the amount set forth in Section 4.1(b)(xiii) of the Company Disclosure Schedule, (B) for repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Options or in connection with the vesting or settlement of shares of Other Stock Awards or other equity and equity-linked awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case outstanding as of the date hereof or awarded after the date hereof in accordance with the terms of this Agreement or (C) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among Company and one or more of its wholly-owned Subsidiaries or among Company’s wholly-owned Subsidiaries;

(xiv) (A) Repay or retire any indebtedness issued pursuant to that certain Senior Indenture, dated as of November 16, 2011, between Company and The Bank of New York Mellon, Trust Company, N.A., as trustee (the “Indenture”) or repurchase or redeem any debt securities issued pursuant to the Indenture; (B) incur any indebtedness for borrowed money (including pursuant to any commercial paper program or credit facility of Company or any of its Subsidiaries) or issue any debt securities in excess of $20,000,000 or (C) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10,000,000, except for, in the case of each of clause (B) and clause (C), (I) transactions among Company and its wholly-owned Subsidiaries or among Company’s wholly-owned Subsidiaries, (II) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness, (III) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution and delivery of this Agreement or (IV) letters of credit and surety bonds that Company and its Subsidiaries are required to obtain or provide by Governmental Entities, provided, that the exceptions set forth in clauses (II) and (III) above shall not apply to any indebtedness issued pursuant to the Indenture;

(xv) Enter into or amend, renew, extend, terminate or otherwise modify any Company Material Contract, in each case in a manner that would (A) impair in any material respect the ability of Company to perform its obligations under this Agreement, (B) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (C) expressly restrict the ability of Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Purchaser or any of its Subsidiaries, including the Surviving Corporation and its Subsidiaries) to compete in any business or with any Person or in any geographic area (other than any Contract with a Governmental Entity that, by its terms, limits the geographical areas in which Company may offer its services) or (D) be material and adverse to Company and its Subsidiaries, taken as a whole;

(xvi) Except to the extent required under this Agreement or pursuant to applicable Law or any Company Plan disclosed on Section 3.2(w)(i) of the Company Disclosure Schedule, increase the compensation or fringe benefits of any of its directors, officers, employees or independent contractors, except for increases in salary, wages, benefits or incentive compensation of officers and employees of Company or its Subsidiaries in the ordinary course of business consistent with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer, employee or independent contractor of Company or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, incentive, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, consulting, termination, welfare, severance, change in control, retention or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or independent contractors (exclusive of agreements with any newly hired employees or replacements as a result of promotions, in each case in the ordinary course of business consistent with past practice);

(xvii) Grant any license with respect to Intellectual Property other than any license granted pursuant to a Contract with any Governmental Entity and non-exclusive licenses granted in the ordinary course of business;

(xviii) Take any action or omit to take any action that would cause any registration or application for material Intellectual Property used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

(xix) Effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of Company or any of its Subsidiaries; or

(xx) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(b)(i) through 4.1(b)(xix).

Section 4.2 Operational Matters. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, each of Company and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses and operations.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) Promptly following the date hereof (but in any event, no more than twenty (20) Business Days following the date hereof), Company shall prepare and Company shall file with the SEC the Proxy Statement. Company shall promptly notify Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to Purchaser copies of all correspondence between Company or any Representative of Company and the SEC with respect to the Proxy Statement. Company shall (i) give Purchaser and its counsel the opportunity to review and comment on the Proxy Statement and all responses to requests for additional information by, and replies to comments of, the SEC (ii) take into good faith consideration all comments reasonably proposed by Purchaser and (iii) not file such document with the SEC prior to providing Purchaser and its counsel a reasonable opportunity to review and comment thereon. Each of Company and Purchaser shall use its reasonable best efforts after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after its filing and thereafter cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable (but no more than twenty (20) Business Days) after the Proxy Statement has been declared effective by the SEC. Each of Company and Purchaser shall furnish all information concerning itself and its Subsidiaries to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Purchaser agrees that it shall cooperate with and assist Company, including providing Company upon request (as promptly as reasonably practicable) with the information concerning Purchaser and its Affiliates, directors and officers required to be included in the Proxy Statement. If at any time prior to the Company Stockholders Meeting, any information relating to Company or Purchaser or any of their respective Affiliates, officers or directors should be discovered by Company or Purchaser that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC, and to the extent required by applicable Law, disseminated to the stockholders of Company. Company shall have responsibility for the costs and expenses incurred in connection with the preparation, mailing and filing of the Proxy Statement and the solicitation of the approval of the stockholders of the Company.

(b) Company, acting through its Board of Directors, shall, subject to and in accordance with its certificate of incorporation and bylaws, and subject to this Section 5.1, duly call, give notice of, convene and hold, as soon as reasonably practicable (but no more than forty (40) days) following the date on which the Proxy Statement is mailed to Company stockholders, a meeting of the holders of Company Common Stock (the “Company Stockholders Meeting”) for the purpose of voting to adopt this Agreement; provided, however, that Company shall be permitted to adjourn, delay or postpone convening the Company Stockholders Meeting if in the good faith judgment of the Board of Directors of Company (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Company Stockholders Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of Company under applicable Law or not allow sufficient time under applicable Law for the distribution of any required or appropriate supplement or amendment to the Proxy Statement. Subject to this Section 5.1, the Board of Directors of Company shall declare that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of Company and the stockholders of Company and subject to this Section 5.1, recommend adoption of this Agreement by the stockholders of Company (the “Company Recommendation”) and subject to this Section 5.1, include in the Proxy Statement such Company Recommendation. Notwithstanding any other provision of this Agreement, but subject to compliance with this Section 5.1 and Section 5.4, prior to receipt of the Required Company Vote, the Board of Directors of Company may, in response to any proposal or offer for an Alternative Transaction (as defined in Section 8.14(b)), (i) withhold, withdraw, amend or modify (or publicly propose to or publicly state that it intends to withhold, withdraw, amend or modify) in any manner adverse to Purchaser the Company Recommendation (it being understood that publicly taking a neutral position or no position with respect to the Alternative Transaction shall be considered a modification to the Company Recommendation in a manner adverse to Purchaser), (ii) fail to include the Company Recommendation in the Proxy Statement or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any proposal or offer for an Alternative Transaction (any action in clauses (i), (ii) or (iii) above, a “Change in Company Recommendation”), and subject to compliance with this Section 5.1(b) and Section 7.1(h), terminate this Agreement in order to enter into a binding agreement providing for a Superior Proposal (as defined in Section 8.14(bb)), if: (A) the Board of Directors of Company reasonably determines in good faith after consultation with its outside financial advisors and outside counsel that such proposal or offer for an Alternative Transaction constitutes a Superior Proposal, (B) the Board of Directors of Company reasonably determines in good faith after consultation with its outside counsel that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law, (C)

the Board of Directors of Company, before effecting a Change in Company Recommendation or terminating this Agreement as provided above, gives Purchaser three (3) Business Days’ prior written notice (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the Company Stockholders Meeting, in which case Company shall provide as much notice as is reasonably practicable) of its intention to do so (it being agreed that neither the delivery of such notice by Company nor any public announcement thereof that Company determines it is required to make under applicable Law shall constitute a Change in Company Recommendation unless and until the Company shall have failed at or prior to the end of the period referred to in clause (D) (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Change in Company Recommendation) to publicly announce that it (I) is recommending this Agreement and (II) has determined that such other Alternative Transaction (taking into account in (I) any modifications or adjustments made to this Agreement to which Parent has agreed in writing and in (II) any modifications or adjustments made to such other Alternative Transaction) is not a Superior Proposal and has publicly rejected such Alternative Transaction), (D) during such three (3) Business Day period (or such shorter period as specified below), Company, if requested by Purchaser, shall have engaged in good faith negotiations with Purchaser (including by making its officers and its financial and legal advisors reasonably available to negotiate) regarding any amendments to this Agreement proposed in writing by Purchaser in response to such Superior Proposal and (E) at the end of the period described in the foregoing clause (D), the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which Purchaser has agreed in writing), that such proposal continues to be a Superior Proposal and that the failure to make a Change in Company Recommendation or the failure to terminate this Agreement would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law. Any material amendment or modification to any Superior Proposal will be deemed to be a new proposal for purposes of this Section 5.1(b); provided, however, that in the event the Company seeks to make a Change in Company Recommendation as provided above, the notice period and the period during which the Company and its Representatives are required to negotiate, if requested by Purchaser, with Purchaser regarding any amendments to the terms of this Agreement proposed in writing by Purchaser in response to such new proposal pursuant to clause (D) above shall expire on the later to occur of (x) two (2) Business Days after Company provides written notice of such new proposal to Purchaser and (y) the end of the original three (3) Business Day period described in clause (D) above. The parties agree that nothing in this Section 5.1(b) shall in any way limit or otherwise affect Purchaser’s right to terminate this Agreement pursuant to Section 7.1(c) at such time as the requirements of such subsection have been met.

(c) Nothing contained in this Agreement shall prohibit Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (including any “stop, look and listen” communication to the stockholders of Company) or (ii) making any required disclosure to the stockholders of Company if, in the good faith judgment of the Board of Directors of Company (after receiving the advice of its outside counsel), failure to make such disclosure is reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of Company to the stockholders of Company under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 5.1 or Section 5.4.

(d) Nothing in this Agreement shall prohibit or restrict the Board of Directors of Company, based on events, developments or occurrences that arise after the date hereof that were not known to the Board of Directors of Company prior to the date hereof (or if known, the consequences of which were not known or reasonably foreseeable) (in each case other than involving or relating to an Alternative Transaction), from effecting a Change in Company Recommendation if the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law, provided that (x) Company shall (A) promptly notify Purchaser in writing of its intention to take such action, which notice includes a description in reasonable detail of the nature of such event, development or occurrence prompting the Change in Company Recommendation (it being understood that such notice shall not be deemed to be or constitute a Change in Company Recommendation) and (B) negotiate in good faith with Purchaser for three (3) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Purchaser in writing in response to such event, development or occurrence, and (y) the Board of Directors of Company shall not effect any Change in Company Recommendation unless, after the three (3) Business Day period described in the foregoing clause (B), the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law.

Section 5.2 Access to Information.

(a) Upon reasonable notice, Company shall (and shall cause each of its Subsidiaries to) afford to the Representatives of Purchaser reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, Contracts, commitments, records, officers and employees as Purchaser may reasonably request and, during such period, shall (and shall cause each of its Subsidiaries to) furnish as promptly as reasonably practicable to Purchaser consistent with its legal obligations and obligations pursuant to Contracts, all other information concerning Company and Company’s business, properties and personnel as Purchaser may reasonably request; provided, however, that Company may restrict the foregoing access to the extent that any applicable Law, treaty, rule or regulation requires such party to restrict access to any properties or information and that Purchaser shall not have access to individual performance or evaluation records, medical histories or other information that in the reasonable opinion of Company is sensitive or the disclosure of which could reasonably be expected to subject it or any of its Subsidiaries to risk of liability or information that is subject to attorney-client privilege; provided, further, that Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it and to the extent required by applicable Law or Contract to which Company or its Subsidiaries is a party. All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person. In conducting any inspection of any properties of Company and its Subsidiaries, Purchaser and its Representatives shall not (i) unreasonably interfere with the business conducted at such property or (ii) damage any property or any portion thereof. Prior to the Effective Time, Purchaser and its Representatives shall not have the right to conduct environmental testing or sampling at any of the facilities or properties of Company or any of its Subsidiaries. Purchaser will hold any such information obtained pursuant to this Section 5.2(a)

that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain Mutual Non-Disclosure Agreement, dated April 23, 2012, between Purchaser and Company (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

(b) Prior to the Effective Time, Company and its Subsidiaries shall afford Purchaser reasonable access to its key employees for the purpose of discussing and documenting (if applicable) the terms and conditions upon which each such employee may continue his or her employment with Company and its Subsidiaries after the Effective Time.

Section 5.3 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the parties shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to (i) cause the conditions to Closing to be satisfied as promptly as practicable, (ii) as promptly as practicable, obtain all necessary Consents from, and provide all necessary notices to, Governmental Entities and third parties and (iii) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly and fully with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the other transactions contemplated hereby and, subject to the conditions set forth in Article VI hereof, to consummate the Merger and the other transactions contemplated hereby, as promptly as practicable.

(b) Subject to Section 5.3(c) and without limiting the foregoing, Purchaser and its Affiliates and Company and its Affiliates shall take any and all actions necessary to avoid each and every impediment under any Health Care Law, Antitrust Law (as defined in Section 8.14(d)), insurance Law or other applicable Law or Order that may be asserted by or on behalf of any Governmental Entity with respect to this Agreement, the Merger and the other transactions contemplated hereby or that arises under or relates to any Contracts between Company and any Governmental Entity, so as to enable the Closing to occur as promptly as practicable, including, without limitation, any of the following actions requested by or on behalf of any Governmental Entity, or necessary or appropriate to (I) obtain all Consents under any Health Care Law, Antitrust Law, insurance Law or other applicable Law or Order and secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law; (II) resolve any objections that may be asserted by or on behalf of any Governmental Entity with respect to the Merger and the other transactions contemplated hereby; and (III) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger and the other transactions contemplated hereby:

(i) comply with all restrictions and conditions, if any, imposed, compelled, required or requested by any Governmental Entity in connection with granting any necessary Consent of any such Governmental Entity or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Laws or any clearance under any Health Care Laws, insurance Laws or other applicable Laws or Orders including: (I) proposing, negotiating, committing to and effecting, by consent decree, hold separate Order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, Contracts, customers or assets of Purchaser or any of its

Affiliates (including Company or any of its Subsidiaries), (II) taking or committing to take such other actions that may limit or impact Purchaser’s or any of its Subsidiaries’ or Affiliates’ (including Company’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Purchaser’s or any of its Subsidiaries’ or Affiliates’ (including Company’s or any of its Subsidiaries’) operations, divisions, businesses, products lines, Contracts, customers or assets and (III) entering into any Orders, settlements, undertakings, Contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any Order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Entity;

(ii) agree to (I) enter into, suspend, amend or terminate any Contract or other business relationship of Purchaser or any of its Subsidiaries or Affiliates or Company or any of its Subsidiaries or Affiliates (including any Contract with any Governmental Entity) and (II) any additional obligations relating to any Contract imposed by any Governmental Entity, in each case as may be required to obtain any necessary Consent of any Governmental Entity or to obtain expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Laws or clearance under any Health Care Laws, insurance Laws or other applicable Laws or Orders; and

(iii) oppose fully and vigorously (I) any administrative or judicial action or proceeding that is initiated (or threatened to be initiated) challenging this Agreement, the Merger or the other transactions contemplated hereby and (II) any request for, the entry of, and seek to have vacated or terminated, any Order that could restrain, prevent or delay the consummation of the Merger and the other transactions contemplated hereby, including, in the case of either (I) or (II) by defending through litigation, any action asserted by any Person in any court or before any Governmental Entity, and vigorously pursuing all available avenues of administrative and judicial appeal.

(c) Notwithstanding anything to the contrary in this Section 5.3, Purchaser shall be required to agree to any terms or conditions that, if imposed, compelled, required or requested by a Governmental Entity, would (i) impose any limitations on Purchaser’s ownership or operation of all or any portion of its or Company’s, or any of their respective Subsidiaries’, businesses or assets, or compel Purchaser or any of its Subsidiaries to dispose of or hold separate all or any portion of its or Company’s, or any of their respective Subsidiaries’, businesses or assets, (ii) impose any limitations on the ability of Purchaser to acquire or hold or to exercise full rights of ownership of the Company Common Stock or the capital stock of the Surviving Corporation, (iii) impose any obligations on Purchaser or any of its Subsidiaries or Company or any of its Subsidiaries to maintain places of business, aggregate employment levels or lines of business, (iv) require Purchaser or any of its Subsidiaries or Company or any of its Subsidiaries to make any payments to a Governmental Entity or (v) impose any other binding obligation, restriction, requirement, limitation, qualification, condition, remedy or other action on Purchaser or any of its Subsidiaries or Company or any of its Subsidiaries unless, in the case of any such term or condition described in clauses (i) through (v) above (A) would, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Company and its

Subsidiaries, taken as a whole, or a material adverse effect on Purchaser and its Subsidiaries, taken as a whole (a “Purchaser Regulatory Material Adverse Effect”) (it being agreed that in the case of measuring a Purchaser Regulatory Material Adverse Effect (I) “Subsidiaries” shall not include Company or its Subsidiaries, (II) Purchaser Regulatory Material Adverse Effect shall be the level of, and shall be measured as to, what would be reasonably likely to have a material adverse effect on Company and its Subsidiaries, taken as a whole, and not the level or measure of what would be reasonably likely to have a material adverse effect on Purchaser and its Subsidiaries, taken as a whole, and (III) the effect shall be with respect to Purchaser and its Subsidiaries) or (B) would, or would be reasonably likely to materially impair the benefits reasonably expected to be derived by Purchaser from the transactions contemplated by this Agreement, including the Merger (to the extent not mitigated through the resolution process set forth in Section 5.3(d) below, each of (A) and (B) above, a “Burdensome Term or Condition”); provided that (x) any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action required by a United States federal Governmental Entity relating to Consents required to be obtained under the HSR Act and any other United States federal Antitrust Laws or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other United States federal Antitrust Law shall be deemed not to constitute and shall not be taken into account in determining whether a Burdensome Term or Condition shall have been imposed, compelled, required or requested and (y) in determining whether a Burdensome Term or Condition shall have been imposed, compelled, required or requested, neither Company nor Purchaser shall take into account effects resulting from or arising out of changes in the business plans or operations of (1) Purchaser or its Subsidiaries that have a material effect on Purchaser’s or its Subsidiaries’ ability to satisfy or comply with any obligation, restriction, requirement, request, limitation, qualification, condition, remedy or other action of any Governmental Entity required or requested in connection with the Merger or the other transactions contemplated by this Agreement or (2) Company or its Subsidiaries, which in any case under clause (1) or (2), are proposed or agreed to by Purchaser or its Subsidiaries to be effective on and after the Merger, but not changes in the business plans or operations imposed, compelled, required or requested by a Governmental Entity whose approval is required in connection with the Merger or the other transactions contemplated by this Agreement.

(d) Prior to Purchaser being entitled to invoke the actual or potential imposition of a Burdensome Term or Condition, Purchaser shall meet with Company in order to: (i) exchange and review Purchaser’s and Company’s views as to such obligation, restriction, requirement, request, limitation, qualification, condition, remedy or other action; and (ii) discuss any potential approaches that would avoid such obligation, restriction, requirement, request, limitation, qualification, condition, remedy or other action or mitigate its impact.

(e) Neither Company nor Purchaser shall, and each of them shall cause its Affiliates not to directly or indirectly, enter into, amend or terminate any Contract, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent of any Governmental Entity necessary to consummate the Merger and the other transactions contemplated hereby or the expiration or termination of any applicable waiting period under the HSR Act and any other Antitrust Laws; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Merger and the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) prohibit or prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

(f) In furtherance of the foregoing, the parties shall as promptly as practicable following the date hereof make all Filings with all Governmental Entities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) not later than twenty (20) Business Days following the date hereof, Purchaser filing, or causing to be filed, “Form A Statements” or similar change of control applications, with the insurance commissioners or departments of health in each jurisdiction where required by applicable insurance Law or Health Care Law seeking approval of Purchaser’s acquisition of control of each of the Company Regulated Subsidiaries which results from the Merger; (ii) not later than twenty (20) Business Days following the date hereof, Purchaser filing, or causing to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable insurance Laws with respect to the Merger and the other transactions contemplated hereby; (iii) not later than ten (10) Business Days following the date hereof, Company and Purchaser each making an appropriate Filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act; (iv) Company and Purchaser each making any other Filing that may be required under any other Antitrust Laws or by any Antitrust Authority (as defined in Section 8.14(c)); (v) not later than sixty (60) days prior to the Closing, Company and Purchaser filing any required notices to the Centers for Medicare and Medicaid Services (“CMS”), with a separate notice to the CMS Medicare Drug Benefit Group and Central Office Medicare Advantage plan manager if applicable; and (vi) Company and Purchaser each promptly making any other Filing that may be required under any Health Care Laws or insurance or other applicable Laws or by any Governmental Entity with jurisdiction over enforcement of any such Law.

(g) Company and Purchaser shall, as promptly as practicable, (i) upon the reasonable request of the other party, furnish to such party and upon any request from a Governmental Entity, furnish to such Governmental Entity, any information or documentation concerning themselves, their Affiliates, directors, officers, securityholders and Financing Parties, information or documentation concerning the Merger and the other transactions contemplated hereby and such other matters as may be requested and (ii) make available their respective personnel and advisers to each other and, upon request, any Governmental Entity, in connection with (A) the preparation of any Filing made by or on their behalf to any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or (B) any review or approval process.

(h) Subject to applicable Law relating to the sharing of information, each of Company and Purchaser shall promptly notify the other of any Filing, communication or inquiry it or any of its Affiliates intends to make with or receives from any Governmental Entity relating to the matters that are the subject of this Agreement, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party or any or its Representatives, on the one hand, to any Governmental Entity, or members of the staff of any Governmental Entity, on the other hand, subject to Section 5.2, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with any such Filing, communication or inquiry. Subject to Section 5.2 and the terms and conditions of the Confidentiality Agreement, Company and Purchaser shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act). Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any Filing. None of the parties hereto shall agree to participate in any substantive meeting or conference with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, allows the other party to participate. Neither party shall be required to comply with any of the foregoing provisions of this Section 5.3(h) to the extent that such compliance would be prohibited by applicable Law. The parties further covenant and agree not to voluntarily extend any waiting period associated with any Consent of any Governmental Entity (including under the HSR Act) or enter into any agreement with any Governmental Entity or other third party not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of the other party hereto. Purchaser shall have responsibility for the filing fees associated with its “Form A Statements” or similar change of control applications and its “Form E” or similar market share notifications.

(i) Each of Company and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Company or Purchaser, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.3, materials provided to the other party or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns and (iv) to remove references concerning pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of Company, Purchaser and their respective Subsidiaries.

(j) Notwithstanding anything herein to the contrary, in no event shall (i) Purchaser or its Affiliates or Company or its Affiliates be required to agree to take or enter into any action which is not conditioned upon the Closing or (ii) without limiting the provisions of subsections (a) through (c) of this Section 5.3, Company or its Affiliates agree to any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action relating to Consents required to be obtained by the parties or their respective Subsidiaries in connection with the Merger without the prior written consent of Purchaser; provided that notwithstanding the foregoing (i) it is understood and agreed that any failure by Company or its Affiliates to agree to any such obligation, restriction, requirement, limitation, qualification, condition, remedy or other action by reason of Purchaser’s withholding its written consent from Company or its Affiliates to do so shall not constitute a breach of this Section 5.3 by Company and its Affiliates and (ii) Purchaser shall be required to provide its written consent to Company or its Affiliates agreeing to any such obligation, restriction, requirement, limitation, qualification, condition, remedy or other action to the extent it would not, individually, or together with any other such obligation, restriction, requirement, limitation, qualification, condition, remedy or other action, impose a Burdensome Term or Condition.

Section 5.4 No Solicitation of Transactions. Company agrees that, from the date hereof until the earlier of the Effective Time or the date of termination of this Agreement, it shall not, and shall cause its Subsidiaries and its Subsidiaries’ Representatives retained by it or any of its Subsidiaries not to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal or offer which constitutes, or may reasonably be expected to lead to, any proposal or offer with respect to any Alternative Transaction, or negotiate or engage in discussions with any Person (other than Purchaser, Merger Sub or their respective Representatives) with respect to any Alternative Transaction; provided that, Company and its Representatives may contact any Person making such proposal and its Representatives to ascertain facts or clarify terms and conditions for the sole purpose of the Board of Directors of Company informing itself about such proposal and the Person that made it, and at any time prior to the adoption of this Agreement by Company’s stockholders (and in no event after the adoption of this Agreement by Company’s stockholders), Company may furnish information to, and negotiate or engage in discussions with, any party who delivers a bona fide written proposal for an Alternative Transaction which was made and not solicited, initiated, knowingly encouraged or knowingly facilitated by Company or its Representatives after the date hereof, if and so long as the Board of Directors of Company reasonably determines in good faith after consultation with its outside counsel that the failure to provide such information or engage in such negotiations or discussions is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law and reasonably determines in good faith that such proposal is, or is reasonably likely to lead to a Superior Proposal. Company shall notify Purchaser promptly (but in any event within 48 hours) of any such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, Company or any of its Subsidiaries or any of its or its Subsidiaries’ Representatives, indicating the name of such Person and providing to Purchaser a summary of the material terms of such proposal or offer for an Alternative Transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any Person, or making any such recommendation, in connection with a proposal or offer for an Alternative Transaction, Company shall receive from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive to Company than those contained in the Confidentiality Agreement (it being understood, however, that such confidentiality agreement need not contain any obligation precluding discussions or negotiations relating to the proposal or offer from such Person and shall not contain any provision that requires exclusive negotiations with such Person). Company agrees that it will keep Purchaser informed, on a prompt basis, of the status and material terms of any such proposals or offers and the status of any material developments in respect of any such discussions or negotiations and that it will deliver to Purchaser a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person that was not previously provided to Purchaser. On the date hereof, Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted prior to the date hereof with respect to any Alternative Transaction. Notwithstanding anything to the contrary contained herein, Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party if the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Company under applicable Law and if Company terminates, similarly amends, waives, fails to enforce or similarly modifies the standstill provision in the Confidentiality Agreement.

Section 5.5 Employee Benefits Matters.

(a) From the Effective Time until the twelve (12) month anniversary of the Effective Time, the Surviving Corporation shall provide to those employees of Company or its Subsidiaries as of immediately prior to the Effective Time who continue as employees of Purchaser or its Subsidiaries (including the Surviving Corporation) after the Effective Time (the “Continuing Employees”) compensation and benefits that are, in the aggregate, substantially similar to or no less favorable than either (i) those provided to the employees of Company and its Subsidiaries as of the date hereof (to the extent disclosed on Schedule 3.2(w)(i)) or (ii) those generally provided to similarly situated employees of Purchaser. Nothing herein shall be deemed to be a guarantee of employment for any employee of Company or any of its Subsidiaries, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Purchaser or the Surviving Corporation to terminate the employment of any such employee.

(b) With respect to any employee benefit plan in which any Continuing Employees first become eligible to participate at or after the Effective Time (the “New Company Plans”), Purchaser shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Company or its Subsidiaries under any health and welfare New Company Plans in which such employees may be eligible to participate after the Effective Time and cause deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in the applicable New Company Plan to reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans to the extent taken account under the corresponding Company Plan in respect of the same plan year; and (ii) recognize service credited by Company or its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting credit (and, for purposes of severance and paid time off only, for purposes of determining the amount or level of benefit) in any New Company Plan in which such employees may be eligible to participate after the Effective Time; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c) Nothing contained in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Plan or (ii) limit the right of Purchaser or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Plan following the Closing Date or to terminate any employee, (iii) confer upon any Person whether or not a party to this Agreement any right to employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever.

(d) To the extent reasonably practicable, Company and Purchaser shall consult with each other prior to any material communications to employees or participants in the Company Plans regarding the impact of the transactions contemplated by this Agreement on Company’s compensation and benefit programs.

Section 5.6 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former directors, officers and employees of Company and its Subsidiaries (each such director, officer or employee an “Indemnified Person”), in each case to the fullest extent permitted by Law, including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date hereof that increase the extent to which a corporation may indemnify its officers and directors or any Indemnified Person, from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement, the performance of Company’s obligations hereunder and the consummation of the transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby) whether asserted or claimed prior to, at or after the Effective Time.

(b) Subject to the following sentence, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, at no expense to the beneficiaries, purchase as of the Effective Time a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Company which tail policy shall be effective for a period from the Effective Time through and including the date six (6) years after the Closing Date (a “Reporting Tail Endorsement”) with respect to claims arising from facts or events that occurred on or before the Effective Time, and which tail policy shall contain coverage and amounts at least as favorable to the Indemnified Persons as the coverage currently provided by Company’s current directors’ and officers’ liability insurance policies (in the aggregate); provided, however, that in no event shall the Surviving Corporation be required to expend, for the entire tail policy, in excess of 300 per cent of the annual premium currently paid by Company for its current policies of directors’ and officers’ liability insurance (in the aggregate) (which premiums are hereby represented and warranted by the Company to currently be approximately $2,000,000 per annum); and, provided, further that, if the premium of such insurance coverage exceeds such amount, the Surviving Corporation after consultation with Company shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount. To the extent purchased after the date hereof and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Purchaser and as are reasonably acceptable to Company; provided that such insurance carrier has at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. Subject to both the proviso in the first sentence and to the second sentence of this Section 5.6(b), Company shall be permitted at its sole and exclusive option to purchase, after reasonable consultation with Purchaser, the Reporting Tail Endorsement (in lieu of the Surviving Corporation) prior to the Effective Time.

(c) The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Persons on the same basis as set forth in the certificate of incorporation and bylaws of Company in effect on the date hereof. Following the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Persons, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Persons’ indemnification rights thereunder.

(d) From and after the Effective Time, Purchaser and the Surviving Corporation shall not, directly or indirectly, amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions of the agreements listed in Section 5.6(d) of the Company Disclosure Schedule between Company or any Subsidiary and any of the Indemnified Persons, or any such provisions contained in the Surviving Corporation certificate of incorporation or bylaws to the extent such provisions apply to Indemnified Persons.

(e) Any Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Person if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and neither Purchaser nor the Surviving Corporation shall be liable to such Indemnified Persons for any legal expenses of other counsel or any other expense subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Purchaser or the Surviving Corporation elects not to assume such defense or counsel or the Indemnified Persons advise that there are issues which raise conflicts of interest between

Purchaser or the Surviving Corporation and the Indemnified Persons, the Indemnified Persons may retain counsel satisfactory to them, and Purchaser shall and shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received; provided, however, the Surviving Corporation shall be obligated pursuant to this paragraph (e) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction, (ii) the Indemnified Persons will cooperate in the defense of any such matter and (iii) neither Purchaser nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Purchaser nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated by paragraph (a) of Section 5.6 is prohibited by applicable Law.

(f) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(g) The covenants contained in this Section 5.6 are intended to be for the irrevocable benefit of and to grant third-party rights to, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise and shall be binding on all successors and assigns of Purchaser and the Surviving Corporation. The obligations of Purchaser under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person unless the affected Indemnified Person shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Person shall be a third-party beneficiary of this Section 5.6, and entitled to enforce the covenants contained in this Section 5.6. If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 5.6 that is denied by Purchaser and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then Purchaser or the Surviving Corporation shall pay such Indemnified Person’s reasonable costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Purchaser and/or the Surviving Corporation. The rights of the Indemnified Persons under this Section 5.6 shall be in addition to, and not in substitution for, any rights such Indemnified Persons may have under the certificate of incorporation and the bylaws of Company, the certificate of incorporation and bylaws (or comparable organizational documents) of any of Company’s Subsidiaries or the certificate of incorporation and bylaws of the Surviving Corporation or under any applicable Contracts, insurance policies or Laws and Purchaser shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by Company or any of its Subsidiaries.

(h) In the event that Purchaser, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii)

transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made prior to consummation of any transaction of the type described in clauses (i) and (ii) of this sentence so that the successors or assigns of Purchaser or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its respective Subsidiaries for any of their respective directors, officers, employees or other Indemnified Person, it being understood and agreed that the indemnification provided for in this Section 5.6 is not prior to or in substitution for any such claims under such policies.

Section 5.7 Notification of Certain Matters. Company shall use reasonable best efforts to give prompt notice to Purchaser, and Purchaser shall use reasonable best efforts to give prompt notice to Company, to the extent that either party (a) receives, to the Knowledge of Company, in case of notices or communications received by Company or, to the Knowledge of Purchaser, in the case of notices or communications received by Purchaser, any notice or other communication from any Governmental Entity in connection with the Merger and the other transactions contemplated hereby or from any Person alleging that the Consent of such Person is or may be required in connection with the Merger and the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such Consent would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or a Material Adverse Effect on Purchaser, (b) acquires actual knowledge of any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article VI and (c) acquires actual knowledge of any action, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries, in each case which relates to the Merger, the Financing or the other transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Section 5.7(b) (to the extent Section 5.7(b) relates to any breach of a representation or warranty of Company or Purchaser, as applicable) and Section 5.7(c) shall not constitute a covenant or agreement for purposes of Section 6.2(b) and 6.3(b).

Section 5.8 Public Announcements. Purchaser and Company shall develop a joint communications plan and each party shall (a) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 14a-12 of the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange, Purchaser and Company shall consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communication that would require a filing under Rule 14a-12 of the Exchange Act), and Purchaser and Company shall mutually agree upon any such press release or public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement in accordance with the provisions of Section 5.1, neither Purchaser nor

Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 5.8 shall not apply to any release or public statement made or proposed to be made by Company in accordance with Section 5.4 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

Section 5.9 Transition Team. Promptly following execution of this Agreement, the parties shall establish a transition planning team (the “Transition Team”) comprised of an equal number of Representatives of Purchaser and Company. Subject to applicable Law, the Transition Team shall be responsible for facilitating a transition and integration planning process to facilitate the successful combination of the operations of Purchaser and Company. Subject to applicable Law, the Transition Team shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses. This Section 5.9 shall not constitute a covenant or agreement for purposes of Section 6.2(b) or Section 6.3(b).

Section 5.10 Takeover Statutes. Company and Purchaser shall each use reasonable best efforts to, if any takeover statute or similar statute or regulation of any state becomes or may become applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.11 Withholding Certificate. Immediately prior to Closing, Company shall deliver to Purchaser a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five (5) year period ending on the Closing Date.

Section 5.12 Delisting. Each of the parties agrees to cooperate with the others in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 5.13 Stockholder Litigation. Company shall promptly advise Purchaser orally and in writing of any stockholder litigation against Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Purchaser fully informed regarding any such stockholder litigation. Company shall give Purchaser the opportunity to consult with Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Purchaser’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration, provided, however, that Company will not, without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed), settle any such stockholder litigation.

Section 5.14 Financing.

(a) Purchaser shall and shall cause its Affiliates to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate the Financing or any Substitute Financing (as defined below) as promptly as possible following the date hereof, including, (i) complying with and maintaining in effect the Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Financing including the terms and conditions contained in the Commitment Letter so that such agreements are in effect no later than the Closing, (iii) satisfying as soon as possible and on a timely basis all the conditions to the Financing and the definitive agreements related thereto, (iv) accepting to the fullest extent all “market flex” contemplated by the Commitment Letter (or any fee letter relating thereto) and (v) enforcing its rights under the Commitment Letter in the event of a breach by the Financing Parties that could reasonably be expected to impede or delay Closing. In the event that all conditions to the Commitment Letter have been satisfied or, upon funding shall be satisfied, Purchaser and its Affiliates shall use their best efforts to cause the Financing Parties to fund on the Closing Date the Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby (including by taking enforcement action to cause the Financing Parties to fund such Financing). Purchaser shall, after obtaining Knowledge thereof, give Company prompt written notice of any (A) breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by a Financing Party or any party to any definitive document related to the Financing, (B) actual or threatened withdrawal, repudiation or termination of the Financing by the Financing Parties, (C) material dispute or disagreement between or among any parties to the Commitment Letter or any definitive document related to the Financing, (D) amendment or modification of, or waiver under, the Commitment Letter or any related fee letters or (E) change, circumstance or event which causes Purchaser or Merger Sub to believe that it will not be able to timely obtain all or any portion of the Financing on the terms, in the manner or from the Financing Parties or sources contemplated by the definitive documents related to the Financing. Purchaser shall keep Company informed on a reasonably current basis of the status of its efforts to arrange the Financing contemplated by the Commitment Letter, including providing copies of all definitive agreements related to the Financing. Other than as permitted pursuant to the immediately following sentence, neither Purchaser nor its Affiliates shall materially amend, modify, terminate, assign or agree to any waiver under the Commitment Letter or any related fee letters without the prior written approval of Company that would (I) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) or (II) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Commitment Letter or the related fee letters in a manner that would reasonably be expected to (1) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (2) adversely impact the ability of Purchaser or Merger Sub, as applicable, to enforce its rights against the Financing Parties or any other parties to the Commitment Letter or the definitive agreements with respect thereto. Notwithstanding the foregoing, Purchaser shall be permitted to reduce the amount of Financing by an amount equal to the net cash proceeds received by Purchaser from any offering of (i) debt or equity securities issued by Purchaser or (ii) syndicated term loans of or guaranteed by Purchaser or any of its Subsidiaries, in each case, after the date hereof and prior to the Closing Date (provided that the funding of the Merger Consideration is described as a use of proceeds in any prospectus or term loan agreement, as applicable, related to such offering) (“Offering Proceed”), provided that Purchaser shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Purchaser and Merger Sub, including cash on hand and marketable securities of Purchaser, Company and their respective Subsidiaries that are committed to fund the Merger Consideration, to consummate the Merger and the transactions contemplated by this Agreement, and provided, further, that such reduction shall not (A) expand upon or amend in any way that is adverse to the Company the conditions precedent to the Financing as set forth in the Commitment Letter or (B) prevent or materially impede or materially delay the availability of the Financing and/or the consummation of the Merger and the transactions contemplated by this Agreement. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter permitted pursuant to this Section 5.14, such new commitment letters shall be deemed to be a part of the “Financing” and deemed to be the “Commitment Letter” for all purposes of this Agreement. Purchaser shall promptly deliver to Company copies of any termination, amendment, modification, waiver or replacement of the Commitment Letter or any fee letters. If funds in the amounts set forth in the Commitment Letter, or any portion thereof, become unavailable, or it becomes reasonably likely that such funds may become unavailable to Purchaser on the terms and conditions set forth therein, in each case, other than as a result of receipt of Offering Proceeds, Purchaser shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to (x) notify Company in writing thereof, (y) obtain substitute financing (on terms and conditions that are not materially less favorable to Purchaser and Merger Sub, taken as a whole, than the terms and conditions as set forth in the Commitment Letter, taking into account any “market flex” provisions thereof) sufficient to enable Purchaser to consummate the Merger and the other transactions contemplated hereby in accordance with its terms (the “Substitute Financing”) and (z) obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form reasonably satisfactory to the Persons providing such Substitute Financing removing only the fee information, expense information and successful syndication information) and related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Financing shall be deemed the “Commitment Letter” for all purposes of this Agreement. Notwithstanding the foregoing, neither Purchaser nor any of its Affiliates shall enter into, or agree to enter into, any new commitments for any financing that would result in a reduction of the commitments set forth in the Commitment Letter unless the conditions precedent of such new commitments are not materially less favorable to Purchaser and its Affiliates than the conditions precedent set forth in the Commitment Letter as in effect on the date hereof.

(b) Notwithstanding anything contained in this Agreement to the contrary, Purchaser expressly acknowledges and agrees that Purchaser’s and Merger Sub’s obligations hereunder are not conditioned in any manner upon Purchaser or Merger Sub obtaining the

Financing, any Substitute Financing or any other financing. Purchaser’s breach of any of its representations or warranties in Section 3.1(f), Purchaser’s or Merger Sub’s breach of any of their respective obligations in this Section 5.14, the failure, for any reason, of Purchaser and Merger Sub to have sufficient cash available on the Closing Date to pay the Merger Consideration in accordance with Article II hereof (and any other amounts that may have to be paid pursuant to Section 1.11) and/or the failure to so pay the Merger Consideration on the Closing Date, in each case, shall constitute a willful and intentional breach of this Agreement by Purchaser and Merger Sub.

(c) For the period from the date hereof and the Closing, Company shall provide and shall use its commercially reasonable efforts to cause each of its Representatives, including legal, tax, regulatory and accounting, to provide, all cooperation reasonably requested by Purchaser in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Company and its Subsidiaries), including (i) as promptly as reasonably practicable providing information (financial or otherwise) relating to Company to the Persons providing the Financing (the “Financing Parties”) (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Purchaser and Company customary or reasonably necessary for the completion of such Financing) to the extent reasonably requested by Purchaser to assist in preparation of customary offering or information documents to be used for the completion of the Financing, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the lead arrangers for such Financing), presentations, road shows, drafting sessions, due diligence sessions (including accounting) and sessions with the rating agencies at times and at locations reasonably acceptable to Company, (iii) reasonably assisting in the preparation of (A) any customary offering documents, bank information memoranda, prospectuses and similar documents, which contain, to the extent reasonably available, all financial statements and other data required to be included therein, and all other data (including selected financial data) that the SEC would require in a registered offering or that would be necessary for an investment bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with a registered offering and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts for the Financing, (v) providing customary authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about Company or their respective Affiliates or securities, (vi) providing audited financial statements of Company covering the three (3) fiscal years of Company ended at least seventy-five (75) days prior to the Closing Date, unaudited financial statements (excluding footnotes) for any fiscal quarter of Company ended after the date of the most recent audited financial statements and at least forty-five (45) days prior to the Closing Date, in each case to the extent then available, and (vii) cooperating reasonably with Financing Parties’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Company; provided that until the Closing occurs, Company shall (A) have no liability or any obligation under any agreement or document related to the Financing or (B) not be required to incur any other liability in connection with the Financing unless simultaneously reimbursed or reasonably satisfactorily indemnified by Purchaser. Parent shall, promptly upon request by Company, reimburse Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Company or any of its Subsidiaries in connection with the cooperation of Company and its Subsidiaries contemplated by this Section 5.14 (without duplication of any reimbursement pursuant to the preceding sentence). Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless Company and its Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with any Financing or other securities offering of Parent and/or its Subsidiaries or any assistance or activities provided in connection therewith.

(d) Purchaser shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable prior to the Closing Date under the Commitment Letter or the related fee letters, including without limitation the fees described in the fee letter dated July 9, 2012 among Credit Suisse AG, Credit Suisse Securities (USA) LLC and Purchaser.

(e) Purchaser shall not permit the borrowing availability under that certain credit agreement, dated as of September 30, 2010, among Purchaser, Bank of America N.A. and certain other parties thereto (as amended, restated, supplemented, extended or replaced from time to time, the “Existing Credit Agreement”) to be less than $1,300,000,000 at any time prior to the Closing. Purchaser shall take all actions reasonably necessary to ensure that the Existing Credit Agreement remains in full force and effect and shall not enter into or permit any amendments, waivers or other modifications to the Existing Credit Agreement that would reasonably be likely to (i) cause the revolving loans under the Existing Credit Agreement to be unavailable to Purchaser on the Closing Date or (ii) result in the borrowing availability under the Existing Credit Agreement being less than $1,300,000,000 at any time on or prior to the Closing Date; provided that, notwithstanding the foregoing, Purchaser shall be permitted to reduce such borrowing availability by an amount equal to any Offering Proceeds received by Purchaser in excess of those required to reduce the amount of the Financing commitments to zero, provided that Purchaser shall not reduce such borrowing availability to an amount below the amount that is required, together with the financial resources of Purchaser and Merger Sub, including cash on hand and marketable securities of Purchaser, Company and their respective Subsidiaries that are committed to fund the Merger Consideration, to consummate the Merger and the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Purchaser, Merger Sub and Company to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints, Illegality. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

(b) Governmental Consents. Both (i) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) each of the Healthcare Regulatory Approvals shall have been obtained and shall be in full force and effect, and such approvals shall not, individually or in the aggregate, impose any Burdensome Term or Condition.

(c) Required Company Vote. This Agreement shall have been adopted by the Required Company Vote at the Company Stockholders Meeting.

Section 6.2 Additional Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Purchaser, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Company set forth in the first and fourth sentences of Section 3.2(b)(i), the first sentence of Section 3.2(b)(iii), Section 3.2(c)(i), Section 3.2(h) and Section 3.2(k) of this Agreement shall be true and correct in all material respects (in each case, read without any materiality, material or Material Adverse Effect qualifications), as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties that address matters only as a particular date, as of such date); (ii) the representations and warranties of Company set forth in Section 3.2(j)(ii) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date; and (iii) the representations and warranties of Company (other than those set forth in clause (i) and clause (ii) above) shall be true and correct in all respects (in each case, read without any materiality, material or Material Adverse Effect qualifications), as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties that address matters only as a particular date, as of such date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Purchaser shall have received a certificate of an executive officer of Company to such effect.

(b) Performance of Obligations of Company. Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Purchaser shall have received a certificate of an executive officer of Company to such effect.

Section 6.3 Additional Conditions to Obligations of Company. The obligations of Company to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Company, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct (in each case, read without any materiality, material or Material Adverse Effect qualifications), as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Company shall have received a certificate of an executive officer of Purchaser to such effect.

(b) Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date. Company shall have received a certificate of an executive officer of Purchaser to such effect.

Section 6.4 Frustration of Closing Condition. None of Company, Purchaser or Merger Sub may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was principally caused by such party’s breach of any material provisions of this Agreement, such party’s failure to act in good faith or such party’s failure to perform fully its obligations under Section 5.3 or Section 5.14.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of Company referred to in Section 5.1(b):

(a) By mutual written consent of Purchaser, Merger Sub and Company;

(b) By Purchaser or Company, if the Merger shall not have been consummated on or before June 9, 2013 (the “Initial Outside Date”); provided, however, that if on June 9, 2013 one or more of the conditions to Closing set forth in Sections 6.1(a) or 6.1(b) shall have not been satisfied or duly waived by the party entitled to the benefit of such condition but all other conditions to Closing have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on June 9, 2013), then the Initial Outside Date shall, at the option of Purchaser or Company, be extended to and including September 9, 2013 (as so extended, the “Outside Date”), if Purchaser or Company notifies the other party in writing on or prior to June 9, 2013 of its election to so extend the Initial Outside Date; and provided, further, that the right to extend the Initial Outside Date or to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party if such party’s action or failure to act has been the principal cause of or resulted in (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI on or before the Initial Outside Date or the Outside Date or (ii) the failure of the Closing to occur by the Initial Outside Date or the Outside Date;

(c) By Purchaser, if the Board of Directors of Company shall effect a Change in Company Recommendation;

(d) By either Purchaser or Company, if the required approval of the stockholders of Company of the adoption of this Agreement shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(e) By either Purchaser or Company, if any court or other Governmental Entity of competent jurisdiction shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate the Agreement pursuant to this Section 7.1(e) shall have complied with Section 5.3;

(f) By Company, if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub contained in this Agreement or any representation or warranty of Purchaser or Merger Sub shall have become untrue after the date hereof, which breach or untrue representation or warranty (i) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) and (ii) is incapable of being cured prior to the Closing Date by Purchaser or is not cured within forty-five (45) days of notice of such breach;

(g) By Purchaser, if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement or any representation or warranty of Company shall have become untrue after the date hereof, which breach or untrue representation or warranty (i) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) and (ii) is incapable of being cured prior to the Closing Date by Company or is not cured within forty-five (45) days of notice of such breach; and

(h) By Company in order to concurrently enter into an agreement for an Alternative Transaction that constitutes a Superior Proposal, if prior to or concurrently with such termination, Company pays the Termination Fee (as defined in Section 7.3(b)) due under Section 7.3(b).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, the obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any party hereto, except for the obligations in the confidentiality provisions of Section 5.2, and all of the provisions of Section 3.1(i), Section 3.2(bb), Section 5.14(b), this Section 7.2, Section 7.3 and Article VIII; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of fraud or such party’s willful and intentional breach of any provision of this Agreement (including Sections 3.1(f) and 5.14 as provided in Section 5.14).

Section 7.3 Fees and Expenses

(a) If this Agreement is terminated pursuant to:

(i) Section 7.1(c) or 7.1(h);

(ii) Section 7.1(b) and (A) a vote of the stockholders of Company contemplated by this Agreement at the Company Stockholders Meeting to obtain the Required Company Vote has not occurred and (B) a proposal with respect to an Alternative Transaction shall have been publicly proposed or announced or otherwise submitted to the Board of Directors of Company by any Person and not irrevocably withdrawn after the date hereof and prior to the date of termination of this Agreement; or

(iii) Section 7.1(d), if a proposal with respect to an Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not irrevocably withdrawn prior to the date of the Company Stockholders Meeting, then, (x) in the case of a termination contemplated by Section 7.3(a)(i), Company shall pay to Purchaser within one (1) Business Day following termination of this Agreement the Termination Fee by wire transfer in immediately available funds to an account specified by Purchaser and (y) in the case of a termination contemplated by Section 7.3(a)(ii) or Section 7.3(a)(iii), if, in each case, Company, within twelve (12) months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Company shall pay to Purchaser the Termination Fee simultaneously with such consummation or entering into such definitive agreement, as the case may be, by wire transfer of immediately available funds to an account specified by Purchaser. For purposes of the foregoing clause (y), each reference to “15 per cent” in the definition of Alternative Transaction shall be deemed to be a reference to “50 per cent.”

(b) As used in this Agreement, “Termination Fee” shall mean an amount in cash equal to $146,000,000; provided, however, that if this Agreement is terminated (i) by Purchaser pursuant to Section 7.1(c) or (ii) by Company because pursuant to Section 7.1(h), in each case, in connection with the execution by Company of a binding agreement with an Excluded Party (as defined below) providing for a Superior Proposal, then “Termination Fee” shall mean an amount in cash equal to $73,000,000. “Excluded Party” means a Person from whom Company received, during the period commencing on the date hereof and ending at 11:59 p.m., New York time, on the thirtieth (30th) day following the date hereof (the “Excluded Period”), a bona fide written proposal with respect to an Alternative Transaction, which the Board of Directors of Company determined in good faith, prior to the end of the Excluded Period, was or was reasonably likely to lead to, a Superior Proposal.

(c) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

(d) Each of Purchaser and Company agrees that the provisions contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 7.3(a) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable by Company pursuant to Section 7.3(a) hereof are reasonable forecasts of the actual damages which may be incurred by Purchaser under such circumstances. The amounts payable pursuant to Section 7.3(a) hereof constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary in this Agreement, (i) if Purchaser receives or is entitled to receive any amounts payable pursuant to Section 7.3(a), such payment shall be the sole and exclusive remedy of Purchaser and Merger Sub against Company and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and other Representatives and none of Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) if Purchaser or Merger Sub receives any payments from Company in respect of any breach of this Agreement, and thereafter Purchaser is entitled to receive any amounts payable pursuant to Section 7.3(a), any such amounts payable pursuant to Section 7.3(a) shall be reduced by the aggregate amount of any payments made by Company to Purchaser or Merger Sub in respect of any such breaches of this Agreement. If Company fails to pay to Purchaser any amounts due under Section 7.3(a) in accordance with the terms hereof, Company shall pay the costs and expenses (including reasonable legal fees and expenses) of Purchaser in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment that results in a judgment against Company for such amounts due under Section 7.3(a).

(e) Any amounts not paid when due pursuant to this Section 7.3 shall bear interest from the date such payment is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal in effect on the date of such payment.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Agreements. The parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 7.1. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement, as the case may be, except (a) for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including the terms of this Article VIII) and (b) for the confidentiality provisions of Section 5.2 and all of the provisions of Section 3.1(i), Section 3.2(bb), Section 5.14(b), Section 7.2, Section 7.3 and Article VIII which shall survive termination.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy, upon confirmation of receipt; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Purchaser or Merger Sub, to

WellPoint, Inc.
120 Monument Circle
Indianapolis, Indiana 46204
Attention: John Cannon
Facsimile No.: (317) 488-6821 with a copy to

Linklaters LLP
1345 Avenue of the Americas
New York, New York 10105
Attention:	Daniel G. Dufner, Jr.
Facsimile No.:	(212) 903-9100

(b)	if to Company, to

Amerigroup Corporation
4425 Corporation Lane, Suite 300
Virginia Beach, VA 23462
Attention:	General Counsel
Facsimile No.: (757) 557-6743

with a copy to

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Paul T. Schnell
Jeremy D. London
Facsimile No.:	(917) 777-2322
(202) 661-8299

Section 8.3 Interpretation.

(a) When a reference is made in this Agreement to Sections, clauses, paragraphs, Exhibits or Schedules, such reference shall be to a Section or clause or paragraph of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “the date hereof” and terms of similar import, shall be deemed to refer to the date first written above. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.

(b) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any disclosure schedule delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties, it being understood that all the parties need not sign the same counterpart.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, including the schedules hereto, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Purchaser and Merger Sub, nor Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for: (i) only following the Effective Time, the right of (A)

Company’s stockholders to receive the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 1.8, (B) the holders of Company Stock Options to receive the aggregate consideration payable in respect of Company Stock Options pursuant to Section 1.11(a) and (C) the holders of Other Stock Awards to receive the aggregate consideration payable in respect of Other Stock Awards pursuant to Section 1.11(b), (ii) the right of Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the Merger to Company’s stockholders), which right is hereby expressly acknowledged and agreed by Purchaser and Merger Sub, (iii) the right of the Indemnified Persons to enforce the provisions of Section 5.6 only and (iv) the right of the Financing Parties to enforce the provisions of Section 8.6 and 8.15. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by Company (on behalf of its stockholders as their agent) through actions expressly approved by the Board of Directors of Company, and no stockholder of Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of Company, shall have any right or ability to exercise or cause the exercise of any such right.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 8.6 Governing Law; Waiver of Jury Trial.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware without regard to the conflicts of Laws rules thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED

THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.8 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of Company, but, after any such adoption, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing executed and delivered by duly authorized officers of each of the parties hereto.

Section 8.9 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer of the party against which such waiver or extension is to be enforced. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.11 Submission to Jurisdiction; Waivers.

(a) Each of Company, Purchaser and Merger Sub hereby (i) irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought, tried and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of and venue in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (iii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with Section 8.2 and Section 8.11(b) hereof, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum or venue, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction; (iv) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts; and (v) irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law.

(b) Each of Company, Purchaser and Merger Sub hereby agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

Section 8.12 Enforcement. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at Law (a) for any actual or threatened breach of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 7.1, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (including Section 5.14) and any other agreement or instrument executed in connection herewith and this right shall include the right of Company to cause Purchaser and Merger Sub to seek to enforce the terms of the Financing against the Financing Parties to the fullest extent permissible pursuant to such Financing and applicable Laws and to thereafter cause the Merger to be consummated, in each case, if the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing), without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Each party waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree that (i) by seeking the remedies provided for in this Section 8.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages or in the event that the remedies provided for in this Section 8.12 are not available or otherwise are not granted and (ii) nothing contained in this Section 8.12 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.12 before exercising any termination right under Section 7.1 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 8.12 or anything contained in this Section 8.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 8.13 Obligation of Purchaser and of Company. Whenever this Agreement requires a Subsidiary of Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Company to take any action, such requirement shall be deemed to include an undertaking on the part of Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 8.14 Definitions. As used in this Agreement:

(a) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

(b) “Alternative Transaction” means any of the following events: (i) any tender or exchange offer, direct or indirect merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or any of its Subsidiaries in one transaction or a series of related transactions (any of the above, a “Business Combination Transaction”), with any Person other than Purchaser, Merger Sub or any Affiliate thereof (a “Third Party”) or (ii) the acquisition by a Third Party of 15 per cent or more of the outstanding shares of Company Common Stock, or of 15 per cent or more of the assets or operations of Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions.

(c) “Antitrust Authorities” means the FTC, the DOJ, the attorneys general of the several states of the United States of America and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

(d) “Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state and foreign Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(e) “Applicable SAP” means, with respect to any insurance company, those accounting practices prescribed or permitted by the commissioner of insurance (or equivalent title) of the state of domicile of such insurance company.

(f) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(g) “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

(h) “Company Regulated Subsidiary” individually, means any of Amerigroup Community Care of New Mexico, Inc.; Amerigroup Florida, Inc.; Amerigroup Maryland, Inc.; Amerigroup Nevada, Inc.; Amerigroup New Jersey, Inc.; Amerigroup Tennessee, Inc.; Amerigroup Texas, Inc.; Amerigroup Virginia, Inc.; AMGP Georgia Managed Care Company, Inc.; Amerigroup Louisiana, Inc.; Amerigroup Washington, Inc.; Amerigroup New York, LLC; Amerigroup Ohio, Inc.; Amerigroup Kansas, Inc.; and Amerigroup Insurance Company.

(i) “Consents” means any consent, approval, waiver, clearance, exemption, license, permit, franchise, authorization or Order.

(j) “Contract” means any written note, bond, debenture, mortgage, indenture, deed of trust, license, lease or agreement.

(k) “Filing” means any registration, declaration, notice, report, submission or other filing.

(l) “good standing” means, when used with respect to the status of any entity domiciled or doing business in a particular state, that such entity has filed its most recent required annual report and (i) if a domestic entity, has not filed articles of dissolution and (ii) if a foreign entity, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

(m) “Health Care Laws” means all Laws relating to: (i) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, the Medicare Program Laws (as defined in Section 8.14(r)) and Laws relating to Medicaid programs; (ii) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient referrals or Provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (iii) the administration of health-care claims or benefits or processing or payment for health care services, treatment or supplies furnished by Providers, including third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (iv) billings to insurance companies, health maintenance organizations and other managed care plans, claims for reimbursement or otherwise related to insurance fraud and abuse; (v) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (vi) any Laws governing the privacy, security, integrity, accuracy, transmission, storage or other protection of information about or belonging to actual or prospective participants in Company’s Programs; (vii) any state insurance, health maintenance organization or managed care Laws (including Laws relating to Medicaid programs) pursuant to which any of the Company Regulated Subsidiaries is required to be licensed or authorized to transact business; (viii) the Medicare Program Laws; and (ix) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder.

(n) “Knowledge” means (i) with respect to Purchaser, the actual knowledge, after reasonable inquiry of those individuals set forth in Section 8.14(n) of the Purchaser Disclosure Schedule and (ii) with respect to Company, the actual knowledge, after reasonable inquiry of those individuals set forth in Section 8.14(n) of the Company Disclosure Schedule.

(o) “Law” means, any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

(p) “Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

(q) “Material Adverse Effect” means, with respect to Purchaser or Company, as the case may be, (i) any event, change, effect, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as applicable; provided, however, that no event, change, effect, development or occurrence shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Material Adverse

Effect, to the extent that such event, change, effect, development or occurrence results from, arises out of, or relates to: (A) any changes in general to the United States or global economic conditions, (B) any changes in conditions generally affecting the healthcare, insurance, health insurance or managed care industry, Medicaid managed care industry, Medicare managed care industry or any other industry in which Company, Purchaser, or any of their respective Subsidiaries operate, (C) any decline in the market price or trading volume of Company Common Stock or Purchaser Common Stock (it being understood that the foregoing shall not preclude Purchaser or Company from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (D) any changes resulting from, arising under or relating to the Supreme Court’s decision regarding Nat. Fed. of Indep. Bus. v. Sebelius, Sec. of Dept. of Health & Human Servs., No. 11-393 (2012); Dept. of Health & Human Servs. v. Florida, Nos. 11-398 & 11-400 (2012) (any such decision, a “Sebelius Decision”), including any state determining not to expand its Medicaid Programs pursuant to the Patient Protection and Affordable Care Act of 2010, (E) any changes in national, state or local regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent that such changes have a materially disproportionate adverse effect on Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as applicable, relative to the adverse effect such changes have on other Persons operating in the Medicaid or Medicare Advantage managed care industry in which Company and any of its Subsidiaries operate (in the case of Company and its Subsidiaries) or in the health benefits businesses in which Purchaser and any of its Subsidiaries operate (in the case of Purchaser and its Subsidiaries), (F) any failure, in and of itself, by Company or Purchaser to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Purchaser or Company from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (G) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement or the Merger or the taking of any action required or contemplated or permitted by this Agreement (it being understood and agreed that actions taken by Company pursuant to its obligations under Section 4.1(a) to conduct its business only in the ordinary course of business shall not be excluded in determining whether a Material Adverse Effect on Company has occurred) or the identity of, or any facts or circumstances relating to, Company, Purchaser, Merger Sub or their respective Subsidiaries, including (I) the impact of any of the foregoing on the relationships, contractual or otherwise, of Company, Purchaser or any of their Subsidiaries with any Governmental Entities, customers, Providers, suppliers, partners, officers or employees or (II) any suspension, amendment, modification or termination of any Contract between Company or any of its Subsidiaries, on the one hand, and CMS, any state agency or any other

Governmental Entity, on the other hand (or any request or assertion by CMS, any state agency or any other Governmental Entity that any such Contract be suspended, amended, modified or terminated) or any additional obligations or requirements relating to any such Contract imposed by CMS, any state agency or any other Governmental Entity on Company or Purchaser or any of their respective Subsidiaries, in each case, resulting from, arising out of or relating to any of the foregoing, (H) any adoption, implementation, promulgation, repeal, modification, amendment, change in interpretation, reinterpretation, change or proposal of any Order, protocol or any other Law of or by any Governmental Entity, including any such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal resulting from, arising under or related to any Sebelius Decision, except to the extent that such changes have a materially disproportionate adverse effect on Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as applicable, relative to the adverse effect such changes have on other Persons operating in the Medicaid or Medicare Advantage managed care industry in which Company and any of its Subsidiaries operate (in the case of Company and its Subsidiaries) or in the health benefits businesses in which Purchaser and any of its Subsidiaries operate (in the case of Purchaser and its Subsidiaries), provided that this exception shall not apply to any Sebelius Decision, (I) any change in GAAP or Applicable SAP (or interpretations thereof), (J) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof, (K) any taking of any action (or the failure to take any action) at the request of another party hereto or with the consent of another party hereto, (L) any change or announcement of a potential change in the credit rating or A.M. Best rating of Company or any of its Subsidiaries or Purchaser or any of its Subsidiaries, as applicable (it being understood and agreed that the foregoing shall not preclude Company, Purchaser and Merger Sub from asserting that the facts or occurrences giving rise to or contributing to such change or announcement of a potential change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (M) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (N) any litigation arising from allegations of a breach of fiduciary duty or violation of applicable Law relating to this Agreement or the Merger or the other transactions contemplated hereby or any solicitation of written consents of the stockholders of Company opposing the Required Company Vote, (O) any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes by any Governmental Entity that, in each case, have general application to Persons providing managed care services similar to the services that are provided by Company, Purchaser or their Subsidiaries or to Persons operating in the industries in which Company, Purchaser or any of their Subsidiaries operate, as applicable, except to the extent that such changes have a materially disproportionate adverse effect on Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as applicable, relative to the adverse effect such changes have on other Persons operating in the Medicaid or Medicare Advantage managed care industry in which Company and any of its Subsidiaries operate (in the case of Company and its Subsidiaries) or in the health benefits businesses in which Purchaser and any of its Subsidiaries operate (in the case of Purchaser and its Subsidiaries), or (P) the failure of Company, Purchaser or any of their Subsidiaries to obtain the right to provide services in any jurisdiction under a Contract with CMS, any state agency or any other Governmental Entity pursuant to any “request for proposal”, procurement, re-procurement or similar process or the failure of any such Contract to be renewed upon its expiration; and (ii) any effect that would prohibit, prevent, materially impair or materially delay the ability of Purchaser or Company, as the case may be, to consummate the transactions contemplated hereby, including the Merger.

(r) “Medicare Program Laws” means the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008, as each has been amended, modified, revised or replaced as well as any final rules and final regulations adopted pursuant to such Acts and any written directives, instructions, guidelines, bulletins, manuals, requirements, policies and standards issued by CMS.

(s) [RESERVED]

(t) “Order” means any order, writ, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

(u) “the other party” means, with respect to Company, Purchaser and means, with respect to Purchaser, Company.

(v) “Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (v) gaps in the chain of title evident from the records of the applicable Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date hereof; (vi) statutory landlords’ Liens and Liens granted to landlords under any lease, (vii) licenses to Intellectual Property in the ordinary course of business; (viii) any purchase money security interests, equipment leases or similar financing arrangements; (ix) any Liens which are disclosed on the most recent consolidated balance sheet of Company or notes thereto; and (x) any Liens that are not material to Company, its Subsidiaries or their businesses, taken as a whole.

(w) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a government or political subdivision or an agency or instrumentality thereof.

(x) “Program” means Medicare, Medicaid or any other state or federal health care programs.

(y) “Providers” means any primary care physicians or physician group, medical groups, independent practice associations, specialist physicians, dentists, optometrists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, any hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional.

(z) “SEC” means the Securities and Exchange Commission.

(aa) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Subsidiaries shall have a correlative meaning.

(bb) “Superior Proposal” means a bona fide unsolicited written proposal made by a Third Party (i) which is for a Business Combination Transaction involving, or any purchase or acquisition of, (A) more than 50 per cent of the voting power of Company’s capital stock or (B) all or substantially all of the consolidated assets or operations of Company and its Subsidiaries and (ii) which is otherwise on terms which Company’s Board of Directors reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors) and, considering all relevant factors as Company’s Board of Directors considers to be appropriate (including, but not limited to, the timing, ability to finance, financial and regulatory aspects and likelihood of consummation of such proposal and any amendments to this Agreement proposed in writing by, and binding upon, Purchaser which is received prior to the Board of Directors of the Company’s determination that a Superior Proposal exists), is more favorable from a financial point of view (taking into account the foregoing factors) to the stockholders of Company than the Merger and the other transactions contemplated hereby, and which the Board of Directors of Company determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of Company.

(cc) “Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, ad valorem, windfall, occupancy, estimated, capital gains, alternative minimum and other taxes, duties, levies, assessments, or other governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions and shall include any liability in respect of taxes (whether by Contract, as a transferee or successor or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group. “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund, and amended returns) relating to Taxes.

Section 8.15 Financing Parties Arrangements. Notwithstanding anything contained herein to the contrary, including Section 8.11, each of the parties hereto agrees (i) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any of the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than the federal and New York State courts located in the City of New York and (ii) that the waiver contained in Section 8.6(b) shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

*        *        *

[Signature page follows]

IN WITNESS WHEREOF, Purchaser, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

WELLPOINT, INC.

By:	/s/ Wayne S. DeVeydt
	Name:	Wayne S. DeVeydt
	Title:	EVP and CFO

WELLPOINT MERGER SUB, INC.

By:	/s/ Wayne S. DeVeydt
	Name:	Wayne S. DeVeydt
	Title:	President

AMERIGROUP CORPORATION

By:	/s/ James G. Carlson
	Name:	James G. Carlson
	Title:	Chairman and CEO

[Signature Page to the Agreement and Plan of Merger]